Exhibit 99.03

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation and integrity of the accompanying consolidated financial statements of Eastman appearing on pages 39 through 92.  Eastman has prepared these consolidated financial statements in accordance with accounting principles generally accepted in the United States, and the statements of necessity include some amounts that are based on management's best estimates and judgments.

Eastman's accounting systems include extensive internal controls designed to provide reasonable assurance of the reliability of its financial records and the proper safeguarding and use of its assets.  Such controls are based on established policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties, and are monitored through a comprehensive internal audit program.  The Company's policies and procedures prescribe that the Company and all employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner that is above reproach.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, who were responsible for conducting their audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Their report is included herein.

The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of non-management Board members.  The independent registered public accounting firm and internal auditors have full and free access to the Audit Committee.  The Audit Committee meets periodically with PricewaterhouseCoopers LLP and Eastman's director of internal auditing, both privately and with management present, to discuss accounting, auditing, policies and procedures, internal controls, and financial reporting matters.

/s/ James P. Rogers	/s/ Curtis E. Espeland
James P. Rogers	Curtis E. Espeland
Chief Executive Officer	Senior Vice President and
Chief Financial Officer

February 22, 2012, except for the effects of the change in accounting for pension and other postretirement benefit obligations and inventory costing (Note 2), for which the date is May 16, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Eastman Chemical Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 8 present fairly, in all material respects, the financial position of Eastman Chemical Company and its subsidiaries (the "Company") at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting (not separately presented herein) appearing under Item 9A in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.   Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

As described in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for pension and other post-retirement benefit obligations and inventory costing in 2012.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 22, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for pension and other postretirement benefit obligations and inventory costing (Note 2), for which the date is May 16, 2012

CONSOLIDATED STATEMENTS OF EARNINGS,
COMPREHENSIVE INCOME and RETAINED EARNINGS

	For years ended December 31,
(Dollars in millions, except per share amounts)	2011	2010	2009

Sales	$7,178	$5,842	$4,396
Cost of sales	5,609	4,383	3,420
Gross profit	1,569	1,459	976

Selling, general and administrative expenses	481	434	379
Research and development expenses	159	152	125
Asset impairments and restructuring charges (gains), net	(8)	29	196
Operating earnings	937	844	276

Net interest expense	76	99	78
Early debt extinguishment costs	--	115	--
Other charges (income), net	(19)	12	13
Earnings from continuing operations before income taxes	880	618	185
Provision for income taxes from continuing operations	274	202	74
Earnings from continuing operations	606	416	111

Earnings (loss) from discontinued operations, net of tax	9	9	(22)
Gain from disposal of discontinued operations, net of tax	31	--	--
Net earnings	$646	$425	$89

Basic earnings per share
Earnings from continuing operations	$4.34	$2.88	$0.77
Earnings (loss) from discontinued operations	0.29	0.07	(0.16)
Basic earnings per share	$4.63	$2.95	$0.61

Diluted earnings per share
Earnings from continuing operations	$4.24	$2.81	$0.76
Earnings (loss) from discontinued operations	0.28	0.07	(0.15)
Diluted earnings per share	$4.52	$2.88	$0.61

Comprehensive Income
Net earnings	$646	$425	$89
Other comprehensive income (loss), net of tax
Change in cumulative translation adjustment	(15)	2	17
Defined benefit pension and other postretirement benefit plans:
Amortization of unrecognized prior service credits included in net periodic costs	(21)	(26)	(27)
Derivatives and hedging:
Unrealized gain (loss) during period	(20)	18	18
Reclassification adjustment for gains included in net income	--	(28)	(11)
Total other comprehensive income (loss), net of tax	(56)	(34)	(3)
Comprehensive income	$590	$391	$86

Retained Earnings
Retained earnings at beginning of period	$2,253	$1,957	$1,996
Net earnings	646	425	89
Cash dividends declared	(139)	(129)	(128)
Retained earnings at end of period	$2,760	$2,253	$1,957

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Dollars in millions, except per share amounts)	December 31,	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$577	$516
Short-term time deposits	200	--
Trade receivables, net	632	545
Miscellaneous receivables	72	131
Inventories	779	608
Other current assets	42	30
Current assets held for sale	--	217
Total current assets	2,302	2,047

Properties
Properties and equipment at cost	8,383	7,908
Less: Accumulated depreciation	5,276	5,063
Properties and equipment held for sale, net	--	374
Net properties	3,107	3,219

Goodwill	406	375
Other noncurrent assets	369	322
Noncurrent assets held for sale	--	23
Total assets	$6,184	$5,986

Liabilities and Stockholders' Equity
Current liabilities
Payables and other current liabilities	$961	$1,012
Borrowings due within one year	153	6
Current liabilities related to assets held for sale	--	52
Total current liabilities	1,114	1,070

Long-term borrowings	1,445	1,598
Deferred income tax liabilities	210	284
Post-employment obligations	1,411	1,274
Other long-term liabilities	134	130
Noncurrent liabilities related to assets held for sale	--	3
Total liabilities	4,314	4,359

Commitments and contingencies (Note 15)

Stockholders' equity
Common stock ($0.01 par value per share – 350,000,000 shares authorized; shares issued – 196,455,131 and 193,688,890 for 2011 and 2010, respectively)	2	2
Additional paid-in capital	900	793
Retained earnings	2,760	2,253
Accumulated other comprehensive income	138	194
	3,800	3,242
Less: Treasury stock at cost (59,539,633 shares for 2011 and 52,345,308 shares for 2010)	1,930	1,615

Total stockholders' equity	1,870	1,627

Total liabilities and stockholders' equity	$6,184	$5,986

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Cash flows from operating activities
Net earnings	$646	$425	$89

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	273	280	274
Asset impairments charges	--	8	179
Gains on sale of assets	(70)	--	--
Early debt extinguishment costs	--	115	--
Provision for deferred income taxes	(22)	47	155
Pension and other postretirement contributions (in excess of) less than expenses	(15)	12	(107)
Variable compensation (in excess of) less than expenses	15	37	38
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(73)	(358)	2
(Increase) decrease in inventories	(156)	(160)	100
Increase (decrease) in trade payables	(51)	152	16
Other items, net	78	17	12

Net cash provided by operating activities	625	575	758

Cash flows from investing activities
Additions to properties and equipment	(457)	(243)	(310)
Proceeds from sale of assets and investments	651	13	30
Acquisitions and investments in joint ventures	(156)	(190)	(68)
Additions to short-term time deposits	(200)	--	--
Additions to capitalized software	(9)	(7)	(8)
Other items, net	29	(15)	(13)

Net cash used in investing activities	(142)	(442)	(369)

Cash flows from financing activities
Net increase in commercial paper, credit facility, and other borrowings	1	2	3
Proceeds from borrowings	--	496	248
Repayment of borrowings	(2)	(620)	(101)
Dividends paid to stockholders	(136)	(127)	(128)
Treasury stock purchases	(316)	(280)	(21)
Proceeds from stock option exercises and other items	30	118	17

Net cash provided by (used in) financing activities	(423)	(411)	18

Effect of exchange rate changes on cash and cash equivalents	1	1	(1)

Net change in cash and cash equivalents	61	(277)	406

Cash and cash equivalents at beginning of period	516	793	387

Cash and cash equivalents at end of period	$577	$516	$793

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation

The consolidated financial statements of Eastman Chemical Company and subsidiaries ("Eastman" or the "Company") are prepared in conformity with accounting principles generally accepted ("GAAP") in the United States and of necessity include some amounts that are based upon management estimates and judgments.  Future actual results could differ from such current estimates.  The consolidated financial statements include assets, liabilities, sales revenue, and expenses of all majority-owned subsidiaries and joint ventures in which a controlling interest is maintained.  Eastman accounts for other joint ventures and investments in minority-owned companies where it exercises significant influence on the equity basis.  Intercompany transactions and balances are eliminated in consolidation.  Certain prior period data has been reclassified in the Consolidated Financial Statements and accompanying footnotes to conform to current period presentation.

Beginning January 1, 2012, the Company elected to change its method of accounting for actuarial gains and losses for its pension and OPEB plans as described in Note 2, "Accounting Methodology Change for Pension and Other Postretirement Benefit Plans".  Beginning January 1, 2012, the Company adopted amended accounting guidance related to the presentation of other comprehensive income which became effective for reporting periods beginning after December 15, 2011.  These changes have been retrospectively applied to all periods presented.

On August 5, 2011, the Company's Board of Directors declared a two-for-one split of the Company's common stock in the form of a 100 percent stock dividend.  Stockholders of record as of September 15, 2011 were issued one additional share of common stock on October 3, 2011 for each share held.  Treasury shares were treated as shares outstanding in the stock split.  All shares and per share amounts in this Current Report on Form 8-K  (this "Current Report") have been adjusted for all periods presented for the stock split.  For additional information, see Note 18, "Stockholders' Equity".

Cash and Cash Equivalents

Cash and cash equivalents include cash, time deposits, and readily marketable securities with original maturities of three months or less.

Fair Value Measurements

The Company records recurring and non-recurring financial assets and liabilities as well as all non-financial assets and liabilities subject to fair value measurement at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  These fair value principles prioritize valuation inputs across three broad levels.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.  Level 3 inputs are unobservable inputs based on the Company's assumptions used to measure assets and liabilities at fair value.  An asset or liability's classification within the various levels is determined based on the lowest level input that is significant to the fair value measurement.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  The allowances are based on the number of days an individual receivable is delinquent and management's regular assessment of the financial condition of the Company's customers.  The Company considers a receivable delinquent if it is unpaid after the terms of the related invoice have expired.  The Company evaluates the allowance based on a monthly assessment of the aged receivables.  Write-offs are recorded at the time a customer receivable is deemed uncollectible.  Allowance for doubtful accounts was $8 million and $5 million at December 31, 2011 and 2010, respectively.  The Company does not enter into receivables of a long-term nature, also known as financing receivables, in the normal course of business.  Financing receivables were immaterial and not past due at December 31, 2011.

Inventories

Inventories are valued at the lower of cost or market.  The Company determines the cost of most raw materials, work in process, and finished goods inventories in the United States by the last-in, first-out ("LIFO") method.  The cost of all other inventories, including inventories outside the United States, is determined by the average cost method, which approximates the first-in, first-out ("FIFO") method.  The Company writes-down its inventories for estimated obsolescence or unmarketable inventory equal to the difference between the carrying value of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Properties

The Company records properties at cost.  Maintenance and repairs are charged to earnings; replacements and betterments are capitalized.  When Eastman retires or otherwise disposes of assets, it removes the cost of such assets and related accumulated depreciation from the accounts.  The Company records any profit or loss on retirement or other disposition into earnings.  Asset impairments are reflected as increases in accumulated depreciation for properties that have been placed in service.  In instances when an asset has not been placed in service and is impaired, the associated costs are removed from the appropriate property accounts.

Depreciation

Depreciation expense is calculated based on historical cost and the estimated useful lives of the assets, generally using the straight-line method.  Estimated useful lives for buildings and building equipment generally range from 20 to 50 years.  Estimated useful lives generally ranging from 3 to 33 years are applied to machinery and equipment in the following categories: computer software (3 to 5 years); office furniture and fixtures and computer equipment (5 to 10 years); vehicles, railcars, and general machinery and equipment (5 to 20 years); and manufacturing-related improvements (20 to 33 years).  Accelerated depreciation is reported when the estimated useful life is shortened and continues to be reported in Cost of Sales.

Computer Software Costs

Capitalized software costs are amortized primarily on a straight-line basis over three years, the expected useful life of such assets, beginning when the software project is substantially complete and placed in service.  Capitalized software in 2011, 2010, and 2009 was approximately $9 million, $7 million, and $8 million, respectively, and consisted of costs to internally develop computer software used by the Company.  During those same periods, approximately $8 million, $8 million, and $11 million, respectively, of previously capitalized costs were amortized.  At December 31, 2011 and 2010, the unamortized capitalized software costs were $20 million and $20 million, respectively.  Capitalized software costs are reflected in other noncurrent assets.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

Properties and equipment and definite-lived intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  The review of these long-lived assets is performed at the asset or asset group level, which is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  If the carrying amount is not considered to be recoverable, an analysis of fair value is triggered.  An impairment is recorded for the excess of the carrying amount of the asset or asset group over the fair value.

The Company conducts its annual testing of goodwill and indefinite-lived intangible assets in third quarter of each year, unless events warrant more frequent testing.  The testing of goodwill is performed at the reporting unit level, which the Company has determined to be its operating segments.  If the fair value of a reporting unit is determined to be less than the carrying value of the net assets of the reporting unit including goodwill, additional steps, including an allocation of the estimated fair value to the assets and liabilities of the reporting unit, would be necessary to determine the amount, if any, of goodwill impairment.  The carrying value of indefinite-lived intangible assets is considered to be impaired when the fair value, as established by appraisal or based on discounted future cash flows of certain related products, is less than their respective carrying values.

Investments

The Company held $200 million of short-term time deposits as of December 31, 2011.  These investments had staggered maturities between three and ten months at the investment date, which exceeded the three month original maturity threshold for classification as cash or cash equivalents.

The consolidated financial statements include the accounts of the Company and all its subsidiaries in which a controlling interest is maintained.

Investments in affiliates over which the Company has significant influence but not a controlling interest are carried on the equity basis.  Under the equity method of accounting, these investments are included in other noncurrent assets.  The Company includes its share of earnings and losses of such investments in other charges (income), net, and its share of other comprehensive income (loss) in the appropriate component of other accumulated comprehensive income (loss) in stockholders' equity.

Pension and Other Post-employment Benefit Plans

The Company maintains defined benefit pension plans that provide eligible employees with retirement benefits.  Additionally, Eastman provides a subsidy toward life insurance, health care, and dental benefits for eligible retirees and a subsidy toward health care and dental benefits for retirees' eligible survivors.  The costs and obligations related to these benefits reflect the Company's assumptions related to general economic conditions (particularly interest rates), expected return on plan assets, rate of compensation increase or decrease for employees, and health care cost trends.  The cost of providing plan benefits depends on demographic assumptions including retirements, mortality, turnover, and plan participation.  For additional information, see Note 14, "Retirement Plans."

Environmental Costs

The Company accrues environmental remediation costs when it is probable that the Company has incurred a liability at a contaminated site and the amount can be reasonably estimated.  When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount.  This undiscounted accrued amount reflects the Company's assumptions about remediation requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties.  Changes in the estimates on which the accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, and chemical control regulations and testing requirements could result in higher or lower costs.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company also establishes reserves for closure/postclosure costs associated with the environmental and other assets it maintains.  Environmental assets include but are not limited to waste management units, such as landfills, water treatment facilities, and ash ponds.  When these types of assets are constructed or installed, a reserve is established for the future costs anticipated to be associated with the closure of the site based on an expected life of the environmental assets and the applicable regulatory closure requirements.  These expenses are charged into earnings over the estimated useful life of the assets.  Currently, the Company estimates the useful life of each individual asset up to 50 years.  If the Company changes its estimate of the asset retirement obligation costs or its estimate of the useful lives of these assets, the expenses to be charged into earnings could increase or decrease.  The Company also monitors conditional obligations and will record reserves associated with them when and to the extent that more detailed information becomes available concerning applicable retirement costs.

Accruals for environmental liabilities are included in other long-term liabilities and exclude claims for recoveries from insurance companies or other third parties.  Environmental costs are capitalized if they extend the life of the related property, increase its capacity, and/or mitigate or prevent future contamination.  The cost of operating and maintaining environmental control facilities is charged to expense.

The Company's cash expenditures related to environmental protection and improvement were $219 million, $200 million, and $173 million in 2011, 2010, and 2009, respectively.  These amounts were primarily for operating costs associated with environmental protection equipment and facilities, but also included $35 million in expenditures for engineering and construction in 2011.

For additional information see Note 16, "Environmental Matters" and Note 25, "Reserve Rollforwards".

Derivative Financial Instruments

Derivative financial instruments are used by the Company when appropriate to manage its exposures to fluctuations in foreign currency, raw material and energy costs, and interest rates.  Such instruments are used to mitigate the risk that changes in exchange rates, raw material and energy costs, or interest rates will adversely affect the eventual dollar cash flows resulting from the hedged transactions.

The Company from time to time enters into currency option and forward contracts to hedge anticipated, but not yet committed, export sales and purchase transactions expected within no more than five years and denominated in foreign currencies (principally the euro, British pound and the Japanese yen); and forward exchange contracts to hedge certain firm commitments denominated in foreign currencies.  To mitigate short-term fluctuations in market prices for propane, ethane, paraxylene, and natural gas (major raw material and energy used in the manufacturing process), the Company from time to time enters into option and forward contracts.  From time to time, the Company also utilizes interest rate derivative instruments, primarily swaps, to hedge the Company's exposure to movements in interest rates.

The Company's qualifying option and forward contracts are accounted for as hedges because the derivative instruments are designated and effective as hedges and reduce the Company's exposure to identified risks.  Gains and losses resulting from effective hedges of existing liabilities, firm commitments, or anticipated transactions are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items and are reported as a component of operating earnings.  Derivative assets and liabilities are recorded at fair value.

The gains or losses on nonqualifying derivatives or derivatives that are not designated as hedges are marked to market and immediately recorded into earnings from continuing operations.

Deferred currency option premiums are included in the fair market value of the hedges.  The related obligation for payment is generally included in other liabilities and is paid in the period in which the options are exercised or expire.

For additional information see Note 13, "Derivatives".

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Litigation and Contingent Liabilities

The Company and its operations from time to time are, and in the future may be, parties to or targets of lawsuits, claims, investigations, and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety, and employment matters, which are handled and defended in the ordinary course of business.  The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated.  When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount.  The Company expenses legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.

Revenue Recognition and Customer Incentives

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured.  Revenue for products is recognized when title and risk of loss transfer to the customer.

The Company records estimated obligations for customer programs and incentive offerings, which consist primarily of revenue or volume-based amounts that a customer must achieve over a specified period of time, as a reduction of revenue from each underlying revenue transaction as the customer progresses toward goals specified in incentive agreements.  These estimates are based on a combination of forecasts of customer sales and actual sales volume and revenues against established goals, the customer's current level of purchases, Eastman's knowledge of customer purchasing habits, and industry pricing practice.  The incentive payment rate may be variable, based upon the customer reaching higher sales volume or revenue levels over a specified period of time in order to receive an agreed upon incentive payment.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are billed to customers and are recorded as sales revenue.  Shipping and handling costs incurred are recorded in cost of sales.

Restructuring of Operations

The Company records restructuring charges incurred in connection with consolidation of operations, exited business lines, or shutdowns of specific sites that are expected to be substantially completed within twelve months.  These restructuring charges are recorded as incurred, and are associated with site closures, legal and environmental matters, demolition, contract terminations, or other costs directly related to the restructuring.  The Company records severance charges for employee separations when the separation is probable and reasonably estimable.  In the event employees are required to perform future service, the Company records severance charges ratably over the remaining service period of those employees.

Share-based Compensation

The Company recognizes compensation expense in the financial statements for stock options and other share-based compensation awards based upon the grant-date fair value over the substantive vesting period.  For additional information, see Note 21, "Share-Based Compensation Plans and Awards."

Research and Development

All costs identified as research and development ("R&D") costs are charged to expense when incurred with the exception of third-party reimbursed and government-funded research and development.  Expenses for third-party reimbursed and government-funded research and development are deferred until reimbursement is received to ensure appropriate matching of revenue and expense, provided specific criteria are met.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes.  Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid.  The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year.  Deferred taxes result from differences between the financial and tax bases of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted.  Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.  Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be permanently reinvested.

The Company recognizes income tax positions that meet the more likely than not threshold and accrues interest related to unrecognized income tax positions which is recorded as a component of the income tax provision.

Purchase Accounting

In accounting for acquisitions, the Company estimates fair value using the exit price approach which is defined as the price that would be received if we sold an asset or paid to transfer a liability in an orderly market.  The value of an exit price is determined from the viewpoint of all market participants as a whole and may result in the Company valuing assets at a fair value that is not reflective of our intended use of the assets.  Any amount of the purchase price paid that is in excess of the estimated fair values of net assets acquired is recorded in the line item goodwill on our consolidated balance sheets.

2.	ACCOUNTING METHODOLOGY CHANGE FOR PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Eastman has elected to change its method of accounting for actuarial gains and losses for its pension and OPEB plans to a more preferable method permitted under GAAP.  The new method recognizes actuarial gains and losses in the Company's operating results in the year in which the gains and losses occur rather than amortizing them over future periods.  Eastman's management believes that this change in accounting will improve transparency of reporting of its operating results by recognizing the effects of economic and interest rate trends on pension and OPEB plan investments and assumptions in the year these actuarial gains and losses are incurred.  Historically, Eastman has recognized pension and OPEB plans actuarial gains and losses annually in its Consolidated Statements of Financial Position as Accumulated Other Comprehensive Income and Loss as a component of Stockholders' Equity, and then amortized these gains and losses each period in its Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings.  The expected return on assets component of Eastman's pension expense has historically been calculated using a five-year smoothing of asset gains and losses, and the gain or loss component of pension and OPEB plan expense has historically been based on amortization of actuarial gains and losses that exceed 10 percent of the greater of plan assets or projected benefit obligations over the average future service period of active employees.  Under the new method of accounting, these gains and losses are now measured annually at the plans' December 31 measurement date and recorded as a mark-to-market ("MTM") adjustment during the fourth quarter of each year, and any quarters in which an interim remeasurement is triggered.  This methodology is preferable under GAAP since it aligns more closely with fair value principles and does not delay the recognition of gains and losses into future periods.  The new method has been retrospectively applied to the financial results of all periods presented.

Under the new method of accounting, Eastman's pension and OPEB plan costs consist of two elements: 1) ongoing costs recognized quarterly, which are comprised of service and interest costs, expected returns on plan assets, and amortization of prior service credits; and 2) MTM gains and losses recognized annually, in the fourth quarter of each year, resulting from changes in actuarial assumptions and discount rates and the differences between actual and expected returns on plan assets.  Any interim remeasurements triggered by a curtailment, settlement, or significant plan change are now recognized as an MTM adjustment in the quarter in which such remeasurement event occurs.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Eastman's operating segment results follow internal management reporting, which is used for making operating decisions and assessing performance.  Historically, total pension and OPEB plan costs have been allocated to each segment.  In conjunction with the change in accounting principle, the service cost, which represents the benefits earned by active employees during the period, and amortization of prior service credits continue to be allocated to each segment.  Interest costs, expected return on assets, and the MTM adjustment (including any interim remeasurements) for actuarial gains and losses are now included in corporate expense and not allocated to segments.  Management believes this change in expense allocation better reflects the operating results of each business.  This change has been retrospectively applied to the financial results of all periods presented.

Management has also elected to change its method of accounting for certain costs included in inventory.  Effective in first quarter 2012, the portion of pension and OPEB costs attributable to former employees (inactives) is no longer a component of inventoriable costs and instead is charged directly to the cost of sales line item as a period cost.  Applying this change in inventory retrospectively did not have a material impact on previously reported inventory, cost of sales, or financial results in any prior period and prior period results have not been retrospectively adjusted for this change in accounting for certain related costs included in inventory.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Following are the changes to financial statement line items as a result of the accounting methodology change for the periods presented in the accompanying consolidated financial statements:

Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings

	For Year Ended December 31, 2011
(Dollars in millions, except per share amounts)	As Previously Reported (Before Accounting Change)	Effect of Accounting Change	As Adjusted (After Accounting Change)

Cost of sales (1)	$5,538	$71	$5,609
Gross profit	1,640	(71)	1,569
Selling, general and administrative expenses (1)	469	12	481
Research and development expenses (1)	158	1	159
Operating earnings	1,021	(84)	937
Earnings from continuing operations before income taxes	964	(84)	880
Provision for income taxes from continuing operations	307	(33)	274
Earnings from continuing operations	657	(51)	606
Earnings from discontinued operations, net of tax	8	1	9
Net earnings	696	(50)	646

Basic earnings per share
Earnings from continuing operations	$4.70	$(0.36)	$4.34
Earnings from discontinued operations	0.28	0.01	0.29
Basic earnings per share	$4.98	$(0.35)	$4.63

Diluted earnings per share
Earnings from continuing operations	$4.59	$(0.35)	$4.24
Earnings from discontinued operations	0.27	0.01	0.28
Diluted earnings per share	$4.86	$(0.34)	$4.52

Comprehensive Income
Net earnings	$696	$(50)	$646
Amortization of prior service credits included in net periodic costs (2)	(71)	50	(21)
Total other comprehensive income (loss), net of tax	(106)	50	(56)
Comprehensive income	590	--	590

Retained Earnings
Retained earnings at beginning of period	$2,879	$(626)	$2,253
Net earnings	696	(50)	646
Retained earnings at end of period	3,436	(676)	2,760

(1)	Includes MTM adjustment for pension and OPEB plans actuarial net losses of $144 million.
(2)	Updated to reflect change in accounting guidance for presentation of other comprehensive income.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings

	For Year Ended December 31, 2010
(Dollars in millions, except per share amounts)	As Previously Reported (Before Accounting Change)	Effect of Accounting Change	As Adjusted (After Accounting Change)

Cost of sales (1)	$4,368	$15	$4,383
Gross profit	1,474	(15)	1,459
Selling, general and administrative expenses (1)	431	3	434
Operating earnings	862	(18)	844
Earnings from continuing operations before income taxes	636	(18)	618
Provision for income taxes from continuing operations	211	(9)	202
Earnings from continuing operations	425	(9)	416
Earnings from discontinued operations, net of tax	13	(4)	9
Net earnings	438	(13)	425

Basic earnings per share
Earnings from continuing operations	$2.95	$(0.07)	$2.88
Earnings from discontinued operations	0.09	(0.02)	0.07
Basic earnings per share	$3.04	$(0.09)	$2.95

Diluted earnings per share
Earnings from continuing operations	$2.88	$(0.07)	$2.81
Earnings from discontinued operations	0.08	(0.01)	0.07
Diluted earnings per share	$2.96	$(0.08)	$2.88

Comprehensive Income
Net earnings	$438	$(13)	$425
Amortization of prior service credits included in net periodic costs (2)	(39)	13	(26)
Total other comprehensive income (loss), net of tax	(47)	13	(34)
Comprehensive income	391	--	391

Retained Earnings
Retained earnings at beginning of period	$2,570	$(613)	$1,957
Net earnings	438	(13)	425
Retained earnings at end of period	2,879	(626)	2,253

(1)	Includes MTM adjustment for pension and OPEB plans actuarial net losses of $53 million.
(2)	Updated to reflect change in accounting guidance for presentation of other comprehensive income.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings

	For Year Ended December 31, 2009
(Dollars in millions, except per share amounts)	As Previously Reported (Before Accounting Change)	Effect of Accounting Change	As Adjusted (After Accounting Change)

Cost of sales (1)	$3,364	$56	$3,420
Gross profit	1,032	(56)	976
Selling, general and administrative expenses (1)	367	12	379
Research and development expenses (1)	124	1	125
Operating earnings	345	(69)	276
Earnings from continuing operations before income taxes	254	(69)	185
Provision for income taxes from continuing operations	100	(26)	74
Earnings from continuing operations	154	(43)	111
Loss from discontinued operations, net of tax	(18)	(4)	(22)
Net earnings	136	(47)	89

Basic earnings per share
Earnings from continuing operations	$1.06	$(0.29)	$0.77
Loss from discontinued operations	(0.12)	(0.04)	(0.16)
Basic earnings per share	$0.94	$(0.33)	$0.61

Diluted earnings per share
Earnings from continuing operations	$1.05	$(0.29)	$0.76
Loss from discontinued operations	(0.12)	(0.03)	(0.15)
Diluted earnings per share	$0.93	$(0.32)	$0.61

Comprehensive Income
Net earnings	$136	$(47)	$89
Amortization of prior service credits included in net periodic costs (2)	(74)	47	(27)
Total other comprehensive income (loss), net of tax	(50)	47	(3)
Comprehensive income	86	--	86

Retained Earnings
Retained earnings at beginning of period	$2,562	$(566)	$1,996
Net earnings	136	(47)	89
Retained earnings at end of period	2,570	(613)	1,957

(1)	Includes MTM adjustment for pension and OPEB plans actuarial net losses of $91 million.
(2)	Updated to reflect change in accounting guidance for presentation of other comprehensive income.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Financial Position

	December 31, 2011
(Dollars in millions)	As Previously Reported (Before Accounting Change	Effect of Accounting Change	As Adjusted (After Accounting Change)

Retained earnings	$3,436	$(676)	$2,760
Accumulated other comprehensive income (loss)	(538)	676	138

	December 31, 2010
(Dollars in millions)	As Previously Reported (Before Accounting Change	Effect of Accounting Change	As Adjusted (After Accounting Change)

Retained earnings	$2,879	$(626)	$2,253
Accumulated other comprehensive income (loss)	(432)	626	194

Consolidated Statement of Cash Flows

	For Year Ended December 31, 2011
(Dollars in millions)	As Previously Reported (Before Accounting Change)	Effect of Accounting Change	As Adjusted (After Accounting Change)

Net earnings (loss)	$696	$(50)	$646
Provision (benefit) for deferred income taxes	11	(33)	(22)
Pension and other postretirement contributions (in excess of) less than expenses, net	(65)	50	(15)
Other items, net	45	33	78

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

	For Year Ended December 31, 2010
(Dollars in millions)	As Previously Reported (Before Accounting Change)	Effect of Accounting Change	As Adjusted (After Accounting Change)

Net earnings	$438	$(13)	$425
Provision (benefit) for deferred income taxes	59	(12)	47
Pension and other postretirement contributions (in excess of) less than expenses, net	(1)	13	12
Other items, net	5	12	17

	For Year Ended December 31, 2009
(Dollars in millions)	As Previously Reported (Before Accounting Change)	Effect of Accounting Change	As Adjusted (After Accounting Change)

Net earnings	$136	$(47)	$89
Provision (benefit) for deferred income taxes	185	(30)	155
Pension and other postretirement contributions (in excess of) less than expenses, net	(154)	47	(107)
Other items, net	(18)	30	12

3.	ACQUISITIONS AND INVESTMENTS IN JOINT VENTURES

Sterling Chemicals, Inc. and Scandiflex do Brasil S.A. Indústrias Químicas
During third quarter 2011, the Company completed two acquisitions in the Performance Chemicals and Intermediates ("PCI") segment.  On August 9, 2011, Eastman acquired Sterling Chemicals, Inc. ("Sterling"), a single site North American petrochemical producer, to produce non-phthalate plasticizers, including Eastman 168™ non-phthalate plasticizers, and acetic acid.  On September 1, 2011, Eastman acquired Scandiflex do Brasil S.A. Indústrias Químicas ("Scandiflex"), a manufacturer of plasticizers located in São Paulo, Brazil.  The total purchase price for both acquisitions was $133 million, including a post-closing payment of $10 million to the previous shareholders of Scandiflex.  Transaction costs of $4 million associated with these acquisitions were expensed as incurred and are included in the "Selling, general and administrative expenses" line item in the Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings.  The table below shows the final fair value purchase price allocation for these acquisitions:

Dollars in millions

Current assets	$33
Properties and equipment	129
Intangible assets	11
Other noncurrent assets	20
Goodwill	33
Current liabilities	(23)
Long-term liabilities	(70)
Total purchase price	$133

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Acquired intangible assets primarily relate to perpetual air emission credits which management has assigned indefinite lives.  Goodwill, which represents the excess of the purchase price over the estimated fair value of net tangible and intangible assets acquired and liabilities assumed, was primarily for the Scandiflex acquisition and was attributed to the benefits of access to Brazilian markets and also the synergies between the acquired companies and Eastman.  Long-term liabilities primarily include Sterling pension and other postretirement welfare plan obligations, as well as Scandiflex contingent liabilities for environmental and other contingencies.  In connection with the Sterling acquisition, Sterling's debt was repaid at closing and therefore not included in the above purchase price allocation.

Other 2011 Acquisitions and Investments in Joint Ventures
On July 1, 2011, the Company acquired Dynaloy, LLC ("Dynaloy"), a producer of formulated solvents.  The acquisition was accounted for as a business combination and is reported in the Coatings, Adhesives, Specialty Polymers, and Inks ("CASPI") segment.  Dynaloy adds materials science capabilities that are expected to complement growth of the CASPI segment's electronic materials product line.  On November 2, 2011, the Company acquired TetraVitae Bioscience, Inc., a developer of renewable chemicals, including bio-based butanol and acetone.  Also in 2011, the Company entered into a joint venture for a 30,000 metric ton acetate tow manufacturing facility in China, expected to be operational in 2013.

Genovique Specialties Corporation
On April 30, 2010, Eastman completed the stock purchase of Genovique Specialties Corporation ("Genovique"), which has been accounted for as a business combination.  The acquired business was a global producer of specialty plasticizers, benzoic acid, and sodium benzoate.  This acquisition included Genovique's manufacturing operations in Kohtla-Järve, Estonia, Chestertown, Maryland, and a joint venture in Wuhan, China.  Genovique's benzoate ester plasticizers were a strategic addition to Eastman's existing general-purpose and specialty non-phthalate plasticizers.  The acquisition added differentiated, sustainably-advantaged products to Eastman's PCI segment and enhances the Company's diversification into emerging geographic regions.

The total purchase price was approximately $160 million, including assumed debt of $5 million.  Transaction costs associated with the acquisition were expensed as incurred.  The table below shows the final fair value purchase price allocation for the Genovique acquisition:

Dollars in millions

Current assets	$48
Properties and equipment	33
Intangible assets	59
Other noncurrent assets	2
Goodwill	63
Current liabilities	(17)
Long-term liabilities	(28)
Total purchase price	$160

Acquired intangible assets consist of $44 million in established customer relationships, $14 million in trade names, and $1 million in developed technology.  The customer relationships and developed technology intangible assets have remaining useful lives of 16 and 7 years, respectively.  Trade names have been determined to have an indefinite life.  Goodwill, which represents the excess of the purchase price over the estimated fair value of net tangible and intangible assets acquired and liabilities assumed, was attributed to the synergies between the acquired company and Eastman.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Korean Acetate Tow Facility
On March 22, 2010, Eastman Fibers Korea Limited ("EFKL") completed the purchase of the acetate tow facility in Ulsan, Korea from SK Chemicals Co., Ltd. ("SK"), which has been accounted for as a business combination.  EFKL is a venture between the Company and SK, in which the Company has controlling ownership and operates the facility.  This acquisition established acetate tow manufacturing capacity for the Company in Asia and supports projected long term sales growth for acetate tow in the region.

The fair value of total consideration was $111 million, which was paid in installments beginning first quarter 2009 and completed second quarter 2010.  The Company has determined the final fair value of the acquired assets to be as follows: property, plant, and equipment of $101 million, inventory of $5 million, and technology of $5 million.

Pro forma financial information for the acquisitions has not been presented due to the immaterial financial impact to the Company.

4.	DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

On January 31, 2011, the Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment for $615 million and recognized a gain of approximately $30 million, net of tax.  The Company contracted with the buyer for transition services to supply certain raw materials and services for a period of less than one year.  Transition supply agreement revenues of approximately $220 million, relating to raw materials, were more than offset by costs and reported net in cost of sales.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment and therefore the segment operating results are presented as discontinued operations for all periods presented and are not included in results from continuing operations.  The assets and liabilities of this business were reclassified as assets held for sale as of December 31, 2010.

Operating results of the discontinued operations which were formerly included in the Performance Polymers segment are summarized below:

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Sales	$105	$849	$651
Earnings (loss) before income taxes	17	20	(36)
Earnings (loss) from discontinued operations, net of tax	9	9	(22)
Gain from disposal of discontinued operations, net of tax	31	--	--

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities of the discontinued operations classified as held for sale as of December 31, 2010 are summarized below:

December 31,
(Dollars in millions)	2010
Current assets
Trade receivables, net	$116
Inventories	101
Total current assets held for sale	217

Non-current assets
Properties and equipment, net	374
Goodwill	1
Other noncurrent assets	22
Total noncurrent assets held for sale	397

Total assets	$614

Current liabilities
Payables and other current liabilities	$52
Total current liabilities held for sale	52

Noncurrent liabilities
Other noncurrent liabilities	3
Total noncurrent liabilities	3

Total liabilities	$55

5.	INVENTORIES

	December 31,
(Dollars in millions)	2011	2010
At FIFO or average cost (approximates current cost)
Finished goods	$777	$611
Work in process	239	206
Raw materials and supplies	353	281
Total inventories	1,369	1,098
LIFO Reserve	(590)	(490)
Total inventories	$779	$608

Inventories valued on the LIFO method were approximately 70 percent of total inventories for both 2011 and 2010.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

6.	PROPERTIES AND ACCUMULATED DEPRECIATION

	December 31,
(Dollars in millions)	2011	2010
Properties
Land	$113	$77
Buildings and building equipment	772	743
Machinery and equipment	7,176	6,851
Construction in progress	322	237
Properties and equipment at cost	$8,383	$7,908
Less: Accumulated depreciation	5,276	5,063
Net properties	$3,107	$2,845

Cumulative construction-period interest of $148 million and $177 million, reduced by accumulated depreciation of $84 million and $106 million, is included in net properties at December 31, 2011 and 2010, respectively.

Interest capitalized during 2011, 2010, and 2009 was $9 million, $3 million, and $14 million, respectively.

Depreciation expense related to continuing operations was $261 million, $238 million, and $227 million for 2011, 2010, and 2009, respectively.

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill follow:

(Dollars in millions)	CASPI Segment	PCI Segment	Other Segments	Total

Reported balance at December 31, 2009	$309	$1	$5	$315
Additions	--	63	--	63
Adjustment for assets held for sale	--	--	(1)	(1)
Currency translation adjustments	(2)	--	--	(2)
Reported balance at December 31, 2010	$307	$64	$4	$375
Additions	1	33	1	35
Currency translation adjustments	--	(4)	--	(4)
Reported balance at December 31, 2011	$308	$93	$5	$406

As a result of the acquisitions during third quarter 2011, primarily Sterling and Scandiflex, and the purchase of Genovique during second quarter 2010, the Company recorded goodwill of $35 million and $63 million, respectively.  The remaining goodwill primarily consists of goodwill in the CASPI segment.

Included in the reported balance for goodwill are accumulated impairment losses of $44 million at December 31, 2011, December 31, 2010, and December 31, 2009.

Intangible assets include developed technology, customer lists, patents and patent licenses, and trademarks with a net book value of $101 million as of December 31, 2011 and $92 million as of December 31, 2010.  As a result of the acquisitions during third quarter 2011, primarily Sterling and Dynaloy, the Company recorded $22 million in intangible assets related to perpetual air emission credits and customer relationships.  As a result of the Genovique acquisition during second quarter 2010, the Company recorded $59 million in customer relationships, technology, and other intangible assets.  During fourth quarter 2010, the Company recognized an $8 million intangible asset impairment resulting from an environmental regulatory change impacting air emission credits remaining from the previously discontinued Beaumont, Texas industrial gasification project.  Intangible assets are included in other noncurrent assets.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense of definite-lived intangible assets related to continuing operations was $4 million and $2 million for 2011 and 2010, respectively.  There was no amortization expense related to continuing operations for 2009.

See Note 3, "Acquisitions and Investments in Joint Ventures", for further details regarding the acquisitions of Genovique, Sterling, Scandiflex, and Dynaloy.

8.	EQUITY INVESTMENTS

Eastman has a 50 percent interest in and serves as the operating partner in Primester, a joint venture which manufactures cellulose acetate at Eastman's Kingsport, Tennessee plant.  This investment is accounted for under the equity method.  Eastman's net investment in the joint venture at December 31, 2011 and 2010 was approximately $28 million and $32 million, respectively, which was comprised of the recognized portion of the venture's accumulated deficits, long-term amounts owed to Primester, and a line of credit from Eastman to Primester.  Such amounts are included in other noncurrent assets.

Eastman owns 50 percent or less interest in other joint ventures which are accounted for under the equity method and included in other noncurrent assets.  These include a 50 percent interest in a joint venture that has a manufacturing facility in Nanjing, China.  The Nanjing facility produces EastotacTM hydrocarbon tackifying resins for pressure-sensitive adhesives, caulks, and sealants.  In fourth quarter 2010, the Company entered into a joint venture with 50 percent interest for the manufacture of compounded cellulose diacetate ("CDA") in Shenzhen, China.  CDA is a bio-derived material, which is used in various injection molded applications, including but not limited to ophthalmic frames, tool handles and other end use products.  In 2011, the Company entered into a joint venture for a 30,000 metric ton acetate tow manufacturing facility in China, expected to be operational in mid-2013.  Eastman has 45 percent ownership of the joint venture and expects to provide 100 percent of the acetate flake raw material to the joint venture from the Company's manufacturing facility in Kingsport.  At December 31, 2011 and 2010, the Company's investment in these joint ventures was approximately $34 million and $6 million, respectively.

9.	PAYABLES AND OTHER CURRENT LIABILITIES

	December 31,
(Dollars in millions)	2011	2010

Trade creditors	$529	$569
Accrued payrolls, vacation, and variable-incentive compensation	146	166
Accrued taxes	40	44
Post-employment obligations	58	62
Interest payable	26	21
Other	162	150
Total payables and other current liabilities	$961	$1,012

The current portion of post-employment obligations is an estimate of 2012 payments.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

10.	PROVISION FOR INCOME TAXES

Components of earnings from continuing operations before income taxes and the provision (benefit) for U.S. and other income taxes from continuing operations follow:

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Earnings from continuing operations before income taxes
United States	$717	$465	$111
Outside the United States	163	153	74
Total	$880	$618	$185

Provision (benefit) for income taxes on earnings from continuing operations
United States
Current	$165	$115	$(82)
Deferred	66	29	128
Outside the United States
Current	20	29	17
Deferred	16	16	5
State and other
Current	16	18	(11)
Deferred	(9)	(5)	17
Total	$274	$202	$74

The following represents the deferred tax charge (benefit) recorded as a component of accumulated other comprehensive loss in stockholders' equity.

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Unrecognized losses and prior service credits for benefit plans	$(15)	$(16)	$(17)
Cumulative translation adjustment	--	3	2
Unrealized gains (losses) on cash flow hedges	(12)	(6)	4
Total	$(27)	$(19)	$(11)

Total income tax expense (benefit) included in the consolidated financial statements was composed of the following:

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Continuing operations	$274	$202	$74
Discontinued operations	27	10	(14)
Other comprehensive income	(27)	(19)	(11)
Total	$274	$193	$49

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Differences between the provision for income taxes on earnings from continuing operations and income taxes computed using the U.S. federal statutory income tax rate follow:

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Amount computed using the statutory rate	$308	$216	$65
State income taxes, net	2	8	4
Foreign rate variance	(21)	(11)	(3)
Domestic manufacturing deduction	(17)	(14)	5
Change in reserves for tax contingencies	--	--	(5)
General business credits	(5)	(4)	7
Other	7	7	1
Provision for income taxes	$274	$202	$74

The 2011 effective tax rate of 31 percent reflects an $8 million tax benefit recognized due to an increased level of capital investment which qualified for additional state tax credits.

The 2010 effective tax rate of 33 percent reflected a $9 million tax charge associated with a nondeductible, early distribution under the executive deferred compensation plan of previously earned compensation as a result of certain participants electing early withdrawal.

The 2009 effective tax rate of 40 percent reflected an $11 million tax charge associated with the recapture of gasification investment tax credits and a $7 million tax charge associated with a change in accounting method for tax purposes to accelerate timing of deductions for manufacturing repairs expense and a $5 million tax benefit from the reversal of tax reserves due to the expiration of the relevant statute of limitations.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The significant components of deferred tax assets and liabilities follow:

	December 31,
(Dollars in millions)	2011	2010

Deferred tax assets
Post-employment obligations	$562	$512
Net operating loss carryforwards	87	61
Other	27	22
Total deferred tax assets	676	595
Less valuation allowance	(42)	(48)
Deferred tax assets less valuation allowance	$634	$547

Deferred tax liabilities
Depreciation	$(793)	$(781)
Inventory reserves	(44)	(37)
Total deferred tax liabilities	$(837)	$(818)

Net deferred tax liabilities	$(203)	$(271)

As recorded in the Consolidated Statements of Financial Position:
Other current assets	$2	$2
Other noncurrent assets	18	24
Payables and other current liabilities	(13)	(13)
Deferred income tax liabilities	(210)	(284)
Net deferred tax liabilities	$(203)	$(271)

Unremitted earnings of subsidiaries outside the United States, considered to be reinvested indefinitely, totaled $436 million at December 31, 2011.  It is not practicable to determine the deferred tax liability for temporary differences related to those unremitted earnings.

For certain consolidated foreign subsidiaries, income and losses directly flow through to taxable income in the United States.  These entities are also subject to taxation in the foreign tax jurisdictions.  Net operating loss carryforwards exist to offset future taxable income in foreign tax jurisdictions and valuation allowances are provided to reduce deferred related tax assets if it is more likely than not that this benefit will not be realized.  Changes in the estimated realizable amount of deferred tax assets associated with net operating losses for these entities could result in changes in the deferred tax asset valuation allowance in the foreign tax jurisdiction.  At the same time, because these entities are also subject to tax in the United States, a deferred tax liability for the expected future taxable income will be established concurrently.  Therefore, the impact of any reversal of valuation allowances on consolidated income tax expense will only be to the extent that there are differences between the United States statutory tax rate and the tax rate in the foreign jurisdiction.  A valuation allowance of $26 million at December 31, 2011 has been provided against the deferred tax asset resulting from these operating loss carryforwards.

At December 31, 2011, foreign net operating loss carryforwards totaled $205 million.  Of this total, $55 million will expire in 3 to 15 years; and $150 million have no expiration date.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Amounts due to and from tax authorities as recorded in the Consolidated Statements of Financial Position:

	December 31,
(Dollars in millions)	2011	2010

Miscellaneous receivables	$5	$45

Payables and other current liabilities	8	7
Other long-term liabilities	10	9
Total income taxes payable	$18	$16

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	December 31,
(Dollars in millions)	2011	2010	2009

Balance at January 1	$9	$6	$11
Additions based on tax positions related to current year	1	5	--
Lapse of statute of limitations	--	(2)	(5)
Balance at December 31	$10	$9	$6

As of December 31, 2011, 2010, and 2009, $10 million, $9 million, and $6 million, respectively, of unrecognized tax benefits would, if recognized, impact the Company's effective tax rate.

Interest, net of tax, related to unrecognized tax benefits is recorded as a component of income tax expense.  As of both January 1, 2011 and 2010, the Company had accrued a liability of approximately $1 million for interest, net of tax and had no accrual for tax penalties.  During 2011 and 2010, the Company recognized no income for interest, net of tax and no penalties associated with unrecognized tax benefits.  At December 31, 2011 and 2010, the Company had accrued balances of $1 million for interest, net of tax benefit and no penalties.

The Company or one of its subsidiaries files U.S. federal tax returns and tax returns in various states and foreign jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2008.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

11.	BORROWINGS

	December 31,
(Dollars in millions)	2011	2010

Borrowings consisted of:
7% notes due 2012	$147	$151
3% debentures due 2015	250	250
6.30% notes due 2018	176	178
5.5% notes due 2019	250	250
4.5% debentures due 2021	250	250
7 1/4% debentures due 2024	243	243
7 5/8% debentures due 2024	54	54
7.60% debentures due 2027	222	222
Credit facility borrowings	--	--
Other	6	6
Total borrowings	1,598	1,604
Borrowings due within one year	(153)	(6)
Long-term borrowings	$1,445	$1,598

In December 2011, the Company entered into a $750 million revolving credit agreement (the "Credit Facility") expiring December 2016.  The Credit Facility replaces, and has terms substantially similar to, the $700 million revolving credit agreement entered into in April 2006 (the "Prior Credit Facility") which was terminated concurrently with the entry into the Credit Facility.  Borrowings under the Credit Facility are subject to interest at varying spreads above quoted market rates and a commitment fee is paid on the total unused commitment.  At December 31, 2011, the Company had no outstanding borrowings under the Credit Facility, and at December 31, 2010, the Company had no outstanding borrowings under the Prior Credit Facility.

The Credit Facility provides liquidity support for commercial paper borrowings and general corporate purposes.  Accordingly, any outstanding commercial paper borrowings reduce capacity for borrowings available under the Credit Facility.  Given the expiration date of the Credit Facility, any commercial paper borrowings supported by the Credit Facility are classified as long-term borrowings because the Company has the ability and intent to refinance such borrowings on a long-term basis.

At December 31, 2011, the Company also had a $200 million line of credit under its annually renewable accounts receivable securitization agreement ("A/R Facility").  The A/R Facility was renewed in July 2011.  Borrowings under the A/R Facility are subject to interest rates based on a spread over the lender's borrowing costs, and the Company pays a fee to maintain availability of the A/R Facility.  At December 31, 2011 and December 31, 2010, the Company had no outstanding borrowings under the A/R Facility.  See Note 15, "Commitments", for further details regarding the A/R Facility.

The Credit Facility and the A/R Facility contain a number of customary covenants and events of default, including the maintenance of certain financial ratios.  The Company was in compliance with all such covenants for all periods presented.  In addition, the entire amount of these facilities was available without violating applicable covenants as of December 31, 2011.

On December 10, 2010, the Company issued 3% notes due 2015 in the principal amount of $250 million and 4.5% notes due 2021 in the principal amount of $250 million.  Proceeds from the sales of notes, net of transaction fees, were $496 million.  Proceeds were used together with cash on hand to pay for notes purchased in a tender offer for $500 million of outstanding long-term bonds.  See Note 12, "Early Debt Extinguishment Costs", for further information regarding the early extinguishment of this debt.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Borrowings

The fair value for fixed-rate borrowings is based on current interest rates for comparable securities.  The Company's floating-rate borrowings approximate fair value.

	December 31, 2011		December 31, 2010
(Dollars in millions)	Recorded Amount	Fair Value	Recorded Amount	Fair Value

Long-term borrowings	$1,445	$1,656	$1,598	$1,688

12.	EARLY DEBT EXTINGUISHMENT COSTS

In fourth quarter 2010, the Company completed the early repayment of $500 million of its outstanding long-term debt securities.  Total consideration was $617 million and was comprised of $500 million for the face amount of the securities and $117 million for the early redemption premium.  The early repayment resulted in a charge of $115 million for early debt extinguishment costs attributable to the early redemption premium, offset by hedging gains related to the debt restructure.  The amounts paid to retire the securities, including the $117 million early redemption premium, are classified as financing activities on the Consolidated Statements of Cash Flows.  The book value of the purchased debt was $501 million, as follows:

(Dollars in millions)	Book Value

6.30% notes due 2018	$24
7 1/4% debentures due 2024	255
7 5/8% debentures due 2024	146
7.60% debentures due 2027	76
Total	$501

13.	DERIVATIVES

Hedging Programs

The Company is exposed to market risk, such as changes in currency exchange rates, raw material and energy costs, and interest rates.  The Company uses various derivative financial instruments when appropriate pursuant to the Company's hedging policies to mitigate these market risk factors and their effect on the cash flows of the underlying transactions.  Designation is performed on a specific exposure basis to support hedge accounting.  The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the cash flows of the underlying exposures being hedged.  The Company does not hold or issue derivative financial instruments for trading purposes.

Currency Rate Hedging

The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to changes in foreign currency exchange rates.  To manage the volatility relating to these exposures, the Company nets the exposures on a consolidated basis to take advantage of natural offsets.  To manage the remaining exposure, the Company enters into currency options and forwards to hedge probable anticipated, but not yet committed, export sales and purchase transactions expected within no more than five years and denominated in foreign currencies (principally the euro, British pound, and Japanese yen) and forward exchange contracts to hedge certain firm commitments denominated in foreign currencies.  These contracts are designated as cash flow hedges.  The mark-to-market gains or losses on qualifying hedges are included in accumulated other comprehensive income (loss) to the extent effective, and reclassified into sales in the period during which the hedged transaction affects earnings.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Raw Material and Energy Hedging

Raw material and energy sources used by the Company are subject to price volatility caused by weather, supply conditions, economic variables and other unpredictable factors.  To mitigate short-term fluctuations in market prices for propane, ethane, paraxylene, and natural gas, the Company enters into option and forward contracts.  These contracts are designated as cash flow hedges.  The mark-to-market gains or losses on qualifying hedges are included in accumulated other comprehensive income (loss) to the extent effective, and reclassified into cost of sales in the period during which the hedged transaction affects earnings.

Interest Rate Hedging

The Company's policy is to manage interest expense using a mix of fixed and variable rate debt.  To manage this mix effectively, the Company from time to time enters into interest rate swaps in which the Company agrees to exchange the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional principal amount.  These swaps are designated as hedges of the fair value of the underlying debt obligations and the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps.  As these instruments are 100 percent effective, there is no impact on earnings due to hedge ineffectiveness.

From time to time, the Company also utilizes interest rate derivative instruments, primarily forwards, to hedge the Company's exposure to movements in interest rates prior to anticipated debt offerings.  These instruments are designated as cash flow hedges and are typically 100 percent effective.  As a result, there is no current impact on earnings due to hedge ineffectiveness.

The mark-to-market gains or losses on these hedges are included in accumulated other comprehensive income (loss) to the extent effective, and are reclassified into interest expense over the term of the related debt instruments.

Fair Value Hedges

Fair value hedges are defined as derivative or non-derivative instruments designated as and used to hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk.  For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.  As of December 31, 2011, the Company had no fair value hedges.  As of December 31, 2010, the Company had fair value hedges in the form of interest rate swaps with a total notional value of $146 million.

Cash Flow Hedges

Cash flow hedges are derivative instruments designated as and used to hedge the exposure to variability in expected future cash flows that is attributable to a particular risk.  For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income, net of income taxes and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.  Gains and losses on the derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

As of December 31, 2011, the total notional amounts of the Company's foreign exchange forward and option contracts were €270 million (approximately $350 million equivalent) and ¥13.7 billion (approximately $185 million equivalent), respectively, the total notional volume hedged for energy was approximately 1 million mmbtu (million british thermal units), and the total notional volume hedged for feedstock was approximately 2 million barrels.  Additionally, the total notional value of the interest rate swaps for the future issuance of debt ("forward starting interest rate swaps") was $200 million.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2010, the total notional amounts of the Company's foreign exchange forward and option contracts were €354 million (approximately $475 million equivalent) and ¥12.8 billion (approximately $160 million equivalent), respectively, the total notional volume hedged for energy was approximately 4 million mmbtu, and the total notional volume hedged for feedstock was approximately 1 million barrels.  Additionally, at December 31, 2010, the total notional value of the forward starting interest rate swaps was $300 million.

Fair Value Measurements

For additional information on fair value measurement, see Note 1, "Significant Accounting Policies".

The Company has determined that its derivative assets and liabilities at December 31, 2011 and 2010 were classified within level 2 in the fair value hierarchy.  The following chart shows the financial assets and liabilities valued on a recurring basis and their location in the Statement of Financial Position.  The Company had no nonqualifying derivatives or derivatives that are not designated as hedges.

Fair Value of Derivatives Designated as Hedging Instruments

(Dollars in millions)		Fair Value Measurements Significant Other Observable Inputs (Level 2)
Derivative Assets	Statement of Financial Position Location	December 31, 2011	December 31, 2010
Fair Value Hedges
Interest rate swaps	Other noncurrent assets	$--	$2
Cash Flow Hedges
Commodity contracts	Other current assets	1	4
Commodity contracts	Other noncurrent assets	1	--
Foreign exchange contracts	Other current assets	20	23
Foreign exchange contracts	Other noncurrent assets	12	12
Forward starting interest rate swap contracts	Other current assets	--	4
		$34	$45

(Dollars in millions)		Fair Value Measurements Significant Other Observable Inputs (Level 2)
Derivative Liabilities	Statement of Financial Position Location	December 31, 2011	December 31, 2010
Cash Flow Hedges
Commodity contracts	Payables and other current liabilities	$8	$2
Foreign exchange contracts	Payables and other current liabilities	7	6
Foreign exchange contracts	Other long-term liabilities	7	9
Forward starting interest rate swap contracts	Payables and other current liabilities	1	--
		$23	$17

The fair value of the Company's derivative assets is based on estimates using standard pricing models.  These standard pricing models use inputs which are derived from or corroborated by observable market data such as interest rate yield curves and currency spot and forward rates.  The fair value of commodity contracts is derived using forward curves supplied by an industry recognized and unrelated third party.  In addition, on an ongoing basis, the Company tests a subset of its valuations against valuations received from the transaction's counterparty to validate the accuracy of its standard pricing models.  Counterparties to these derivative contracts are highly rated financial institutions which the Company believes carry only a minimal risk of nonperformance.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Derivatives' Hedging Relationships

(Dollars in millions)		Amount of gain/ (loss) recognized in Income on Derivatives
Derivatives in Fair Value Hedging Relationships	Location of gain/(loss) recognized in Income on Derivatives	December 31, 2011	December 31, 2010
Interest rate contracts	Net interest expense	$1	$1
		$1	$1

(Dollars in millions)	Amount of after tax of gain/ (loss) recognized in Other Comprehensive Income on Derivatives (effective portion)		Location of gain/(loss) reclassified from Accumulated Other Comprehensive Income into Income (effective portion)	Pre-tax amount of gain/(loss) reclassified from Accumulated Other Comprehensive Income into Income (effective portion)
Derivatives' Cash Flow Hedging Relationships	December 31, 2011	December 31, 2010		December 31, 2011	December 31, 2010
Commodity contracts	$(6)	$(3)	Cost of sales	$--	$1
Foreign exchange contracts	12	(9)	Sales	--	44
Forward starting interest rate swap contracts	(26)	2
	$(20)	$(10)		$--	$45

For twelve months ended December 31, 2011 and 2010, there was no material ineffectiveness with regard to the Company's qualifying hedges.

Hedging Summary

At December 31, 2011 and 2010, pre-tax monetized positions and mark-to-market gains and losses from raw materials and energy, currency, and certain interest rate hedges that were included in accumulated other comprehensive income totaled approximately $4 million in losses and $28 million in gains, respectively.  Included in accumulated other comprehensive loss at December 31, 2011 are losses associated with forward starting interest rate swaps monetized in fourth quarter 2011 and expected to continue to be fully effective with debt to be issued in the near-term.  In 2011, losses on forward starting interest rate swaps and commodity contracts more than offset gains on foreign exchange contracts.  In 2010, gains included foreign exchange contracts and forward starting interest rate swaps.  If realized, approximately $22 million in pre-tax gains will be reclassified into earnings during the next 12 months including foreign exchange contracts monetized and prospectively dedesignated in fourth quarter 2011.  Ineffective portions of hedges are immediately recognized in cost of sales or other charges (income), net.  There were no material gains or losses related to the ineffective portion of hedges recognized in 2011 or 2010.

The gains or losses on nonqualifying derivatives or derivatives that are not designated as hedges are marked to market in the line item "Other charges (income), net" of the Statements of Earnings, and, in all periods presented, represent foreign exchange derivatives denominated in multiple currencies.  The Company recognized net gains of approximately $1 million and $7 million on nonqualifying derivatives during 2011 and 2010, respectively.

14.	RETIREMENT PLANS

As described in more detail below, Eastman offers various postretirement benefits to its employees.

 DEFINED CONTRIBUTION PLANS

The Company sponsors a defined contribution employee stock ownership plan (the "ESOP"), which is a component of the Eastman Investment Plan and Employee Stock Ownership Plan ("EIP/ESOP"), a plan under Section 401(a) of the Internal Revenue Code.  Eastman anticipates that it will make a contribution to the EIP/ESOP for the 2011 plan year for substantially all U.S. employees equal to 5 percent of their eligible compensation for that year.  Employees may allocate contributions to other investment funds within the EIP from the ESOP at any time without restrictions.  Allocated shares in the ESOP totaled 2,525,114; 2,763,982; and 3,017,424 shares as of December 31, 2011, 2010, and 2009, respectively.  Dividends on shares held by the EIP/ESOP are charged to retained earnings.  All shares held by the EIP/ESOP are treated as outstanding in computing earnings per share.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

In July 2006, the Company amended its EIP/ESOP to provide a Company match of 50 percent of the first 7 percent of an employee's compensation contributed to the plan for employees who are hired on or after January 1, 2007.  Employees who are hired on or after January 1, 2007, are also eligible for the contribution to the ESOP as described above.

Charges for domestic contributions to the EIP/ESOP were $38 million, $35 million, and $34 million for 2011, 2010, and 2009, respectively.

DEFINED BENEFIT PENSION PLANS AND POSTRETIREMENT WELFARE PLANS

Pension Plans:

Eastman maintains defined benefit pension plans that provide eligible employees with retirement benefits.

Effective January 1, 2000, the Company's Eastman Retirement Assistance Plan, a U.S. defined benefit pension plan, was amended.  Employees' accrued pension benefits earned prior to January 1, 2000 are calculated based on previous plan provisions using the employee's age, years of service, and final average compensation as defined in the plans.  The amended plan uses a pension equity formula to calculate an employee's retirement benefits from January 1, 2000 forward.  Benefits payable will be the combined pre-2000 and post-1999 benefits.  Employees hired on or after January 1, 2007 are not eligible to participate in Eastman's U.S. defined benefit pension plans.

In August 2011, in connection with its acquisition of Sterling, the Company assumed Sterling's U.S. defined benefit pension plan.  Prior to the acquisition, the plan had been closed to new participants and was no longer accruing additional benefits.  For more information, see Note 3, "Acquisitions and Investments in Joint Ventures".

Benefits are paid to employees from trust funds.  Contributions to the trust funds are made as permitted by laws and regulations.  The pension trust fund does not directly own any of the Company's common stock.

Pension coverage for employees of Eastman's non-U.S. operations is provided, to the extent deemed appropriate, through separate plans.  The Company systematically provides for obligations under such plans by depositing funds with trustees, under insurance policies, or by book reserves.

Postretirement Welfare Plans:

Eastman provides a subsidy toward life insurance, health care, and dental benefits for eligible retirees hired prior to January 1, 2007, and a subsidy toward health care and dental benefits for retirees' eligible survivors.  In general, Eastman provides those benefits to retirees eligible under the Company's U.S. plans.  Similar benefits are also made available to retirees of Holston Defense Corporation ("HDC"), a wholly-owned subsidiary of the Company that, prior to January 1, 1999, operated a government-owned ammunition plant.

Eligible employees hired on or after January 1, 2007 have access to postretirement health care benefits, but Eastman does not provide a subsidy toward the premium cost of postretirement benefits for those employees.  A few of the Company's non-U.S. operations have supplemental health benefit plans for certain retirees, the cost of which is not significant to the Company.

In August 2011, in connection with its acquisition of Sterling, the Company assumed Sterling's postretirement welfare plan.  For more information, see Note 3, "Acquisitions and Investments in Joint Ventures".

Below is a summary balance sheet of the change in plan assets during 2011 and 2010, the funded status of the plans, amounts recognized in the Consolidated Statements of Financial Position, and a summary of amounts recognized in accumulated other comprehensive income.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Summary Balance Sheet

	Pension Plans		Postretirement Welfare Plans
(Dollars in millions)	2011	2010	2011	2010

Change in projected benefit obligation:
Benefit obligation, beginning of year	$1,621	$1,508	$827	$777
Service cost	45	44	9	9
Interest cost	87	85	44	44
Actuarial loss	57	75	36	40
Curtailment	--	6	--	--
Settlement	(7)	--	--	--
Acquisitions	142	--	6	--
Plan amendments and other	(2)	--	--	--
Plan participants' contributions	1	--	14	12
Effect of currency exchange	(2)	(16)	--	--
Benefits paid	(154)	(81)	(55)	(55)
Benefit obligation, end of year	$1,788	$1,621	$881	$827

Change in plan assets:
Fair value of plan assets, beginning of year	$1,178	$1,087	$52	$51
Actual return on plan assets	45	133	1	9
Effect of currency exchange	(3)	(14)	--	--
Company contributions	125	53	36	39
Reserve for third party contributions	--	--	7	(4)
Plan participants' contributions	1	--	14	12
Benefits paid	(154)	(81)	(55)	(55)
Settlements	(7)	--	--	--
Acquisitions	94	--	--	--
Fair value of plan assets, end of year	$1,279	$1,178	$55	$52

Funded status at end of year	$(509)	$(443)	$(826)	$(775)

Amounts recognized in the Consolidated Statements of Financial Position consist of:
Other noncurrent asset	$24	$9	$--	$--
Current liability	(3)	(8)	(42)	(40)
Noncurrent liability	(530)	(444)	(784)	(735)
Net amount recognized, end of year	$(509)	$(443)	$(826)	$(775)

Amounts recognized in accumulated other comprehensive income consist of:
Prior service credit	$(26)	$(36)	$(99)	$(125)

The accumulated benefit obligation basis for all defined benefit pension plans at the end of 2011 and 2010 was $1.7 billion and $1.5 billion, respectively.

The change in projected benefit obligation and change in net assets in 2011 reflects the impact on the U.S. defined benefit pension plan and the other postretirement welfare plan of the Sterling acquisition described in Note 3, "Acquisitions and Investments in Joint Ventures".

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Components of net periodic benefit cost were as follows:

Summary of Benefit Costs and Other Amounts Recognized in Other Comprehensive Income

	Pension Plans			Postretirement Welfare Plans
(Dollars in millions)	2011	2010	2009	2011	2010	2009

Components of net periodic benefit cost:
Service cost	$45	$44	$42	$9	$9	$8
Interest cost	87	85	87	44	44	45
Expected return on assets	(100)	(85)	(77)	(2)	(3)	(3)
Curtailment (gain) charge (1)	--	4	--	(7)	--	--
Amortization of:
Prior service credit	(13)	(16)	(16)	(21)	(23)	(23)
Mark-to-market adjustment (2)	114	25	76	33	38	25
Net periodic benefit cost	$133	$57	$112	$56	$65	$52

Other changes in benefit obligations recognized in other comprehensive income:
Curtailment (3)	$--	$(2)	$--
Current year prior service credit	2	--	--
Amortization of:
Prior service credit	(13)	(16)	(16)
Total	$(11)	$(18)	$(16)

(1)
Includes $2 million charge in 2010 and $7 million gain in 2011 for the Performance Polymers segment that was sold January 31, 2011 and is included in discontinued operations.  For more information, see Note 4, "Discontinued Operations and Assets Held for Sale."

(2)
Includes MTM adjustments for discontinued operations for 2010 and 2009 of $5 million and $7 million, respectively, for pension plans and $5 million and $3 million, respectively, for postretirement welfare plans.

(3)	For the Performance Polymers segment that was sold January 31, 2011 and is included in discontinued operations. For more information, see Note 4, "Discontinued Operations and Assets Held for Sale."

Net periodic benefit cost in 2011 reflects the impact on the U.S. defined benefit pension plan and the other postretirement welfare plan of the Sterling acquisition described in Note 3, "Acquisitions and Investments in Joint Ventures".

The estimated net prior service credit for the pension plans that will be amortized from accumulated other comprehensive income into net periodic cost in 2012 is $4 million.  The estimated net prior service credit for the postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic cost in 2012 is $20 million.

The assumptions used to develop the projected benefit obligation for the Company's significant U.S. and non-U.S. defined benefit pension plans and U. S. postretirement welfare plans are provided in the following tables.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Pension Plans			Postretirement Welfare Plans
	2011	2010	2009	2011	2010	2009

Weighted-average assumptions used to determine benefit obligations for years ended December 31:
Discount rate	4.59%	5.33%	5.73%	4.96%	5.33%	5.76%
Rate of compensation increase	3.55%	3.60%	3.53%	3.50%	3.50%	3.50%
Health care cost trend
Initial				8.00%	8.00%	8.00%
Decreasing to ultimate trend of				5.00%	5.00%	5.00%
in year				2018	2017	2016

Weighted-average assumptions used to determine net periodic cost for years ended December 31:	2011	2010	2009	2011	2010	2009

Discount rate	5.33%	5.73%	6.05%	5.33%	5.76%	6.08%
Expected return on assets	8.24%	8.25%	8.47%	--	--	--
Rate of compensation increase	3.60%	3.53%	3.57%	3.50%	3.50%	3.50%
Health care cost trend
Initial				8.00%	8.00%	8.00%
Decreasing to ultimate trend of				5.00%	5.00%	5.00%
in year				2017	2016	2015

An eight percent rate of increase in per capita cost of covered health care benefits is assumed for 2012.  The rate is assumed to decrease gradually to five percent in 2018 and remain at that level thereafter.  A one percent increase or decrease in health care cost trend would have had no material impact on the 2011 service and interest costs or the 2011 benefit obligation, because the Company's contributions for benefits are fixed.

The fair value of plan assets for the domestic pension plans at December 31, 2011 and 2010 was $1,003 million and $925 million, respectively, while the fair value of plan assets at December 31, 2011 and 2010 for non-U.S. pension plans was $276 million and $253 million, respectively.  At December 31, 2011, the expected weighted-average long-term rate of return on the U.S. pension plans assets was 8.44 percent.  At December 31, 2010, the expected long-term rate of return on the U.S. pension plan assets was 8.75 percent.  The expected weighted-average long-term rate of return on non-U.S. pension plans assets was 6.44 percent and 6.40 percent at December 31, 2011 and 2010, respectively.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following charts reflect the fair value of the defined pension plans assets as of December 31, 2011 and 2010:

(Dollars in millions)		Fair Value Measurements at December 31, 2011
Description	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$9	$9	$--	$--
Debt:
Fixed Income (US)	80	50	30	--
Fixed Income (International)	155	--	155	--
US Treasury Securities	36	--	36	--
Public Equity Funds:
Domestic	407	32	375	--
International	199	12	187	--
International Commodities Funds	6	5	1	--
Private Equity, Real Estate Funds, and Other Alternative Investments	387	--	11	376
Total	$1,279	$108	$795	$376

(Dollars in millions)		Fair Value Measurements at December 31, 2010
Description	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash	$16	$16	$--	$--
Debt:
Fixed Income (US)	28	--	28	--
Fixed Income (International)	125	--	125	--
US Treasury Securities	32	--	32	--
Public Equity Funds:
Domestic	408	--	408	--
International	216	--	216	--
Private Equity, Real Estate Funds, and Other Alternative Investments	353	--	9	344
Total	$1,178	$16	$818	$344

The Company valued assets with unobservable inputs (Level 3), specifically its alternative investments, investments in private equity and investments in real estate and other funds under the practical expedient method.  The practical expedient method allows reporting entities to use the most recently reported net asset value ("NAV") of qualifying investment companies provided it is not probable that the investment will be sold by the reporting entity at an amount different from the most recently reported NAV.

(Dollars in millions)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Private Equity	Real Estate	Other Alternative Investments(1)	Total
Balance at December 31, 2009	$107	$92	$105	$304
Distributions	(20)	(2)	(19)	(41)
Unrealized gains/(losses)	19	(9)	14	24
Purchases, contributions, and other	23	25	9	57
Balance at December 31, 2010	129	106	109	344
Distributions	(30)	(7)	(25)	(62)
Unrealized gains/(losses)	23	9	15	47
Purchases, contributions, and other	28	10	9	47
Balance at December 31, 2011	$150	$118	$108	$376

(1) Primarily consists of natural resource and energy related limited partnership investments.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The target allocation for the Company's U.S. pension plans for 2012 and the asset allocation at December 31, 2011 and 2010, by asset category, are as follows:

	Target Allocation	Plan Assets at December 31, 2011	Plan Assets at December 31, 2010
Asset category

Equity securities	57%	52%	57%
Debt securities	17%	13%	8%
Real estate	8%	11%	11%
Other investments(1)	18%	24%	24%
Total	100%	100%	100%

(1) Primarily consists of private equity and natural resource and energy related limited partnership investments.

The target allocation for the Company's non-U.S. pension plans for 2012 and the asset allocation at December 31, 2011 and 2010, by asset category, are as follows:

	Target Allocation	Plan Assets at December 31, 2011	Plan Assets at December 31, 2010
Asset category

Equity securities	32%	32%	38%
Debt securities	52%	57%	49%
Other investments(1)	16%	11%	13%
Total	100%	100%	100%

(1) Primarily consists of an annuity contract and alternative investments.

The Company's investment strategy for its defined benefit pension plans is to maximize long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits.  A periodic asset/liability study is conducted in order to assist in the determination and, if necessary, modification of the appropriate long-term investment policy for the plan.  The investment policy establishes a target allocation range for each asset class and the fund is managed within those ranges.  The plans use a number of investment approaches including investments in equity, real estate, and fixed income funds in which the underlying securities are marketable in order to achieve this target allocation.  The U.S. plan also invests in private equity and other funds.  Diversification is created through investment across various asset classes, geographies, fund managers and individual securities.  This investment process provides for a well-diversified portfolio with no significant concentration of risk.  The investment process is monitored by an investment committee comprised of various senior executives from within Eastman.

In August 2011, in connection with its acquisition of Sterling, the Company assumed Sterling's defined benefit pension plan.  The investment strategy with respect to Sterling's defined benefit pension assets is to invest the assets in accordance with applicable laws and regulations.  The long-term primary objectives for the pension assets are to: (1) provide for a reasonable amount of long-term growth of capital, with prudent exposure to risk, and protect the assets from erosion; (2) provide investment results that meet or exceed the plan's actuarially assumed long-term rate of return; and (3) move to matching the duration of the liabilities and assets of the plan to reduce potential risk.

The expected rate of return for all plans was determined primarily by modeling the expected long-term rates of return for the categories of investments held by the plans and the targeted allocation percentage against various potential economic scenarios.

The Company funded its U.S. defined benefit pension plans in the amount of $102 million in 2011 and $35 million in 2010.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Benefits expected to be paid from pension plans and benefits, net of participant contributions, expected to be paid for postretirement welfare obligations are as follows:

(Dollars in millions)	Pension Plans		Postretirement Welfare Plans
	U.S.	Non U.S.
2012	$130	$9	$47
2013	136	9	48
2014	137	10	49
2015	141	10	51
2016	140	11	53
2017-2021	688	57	290

15.	COMMITMENTS

Purchase Obligations and Lease Commitments

The Company had various purchase obligations at December 31, 2011 totaling approximately $1.4 billion over a period of approximately 15 years for materials, supplies and energy incident to the ordinary conduct of business.  The Company also had various lease commitments for property and equipment under cancelable, noncancelable, and month-to-month operating leases totaling $105 million over a period of several years.  Of the total lease commitments, approximately 10 percent relate to machinery and equipment, including computer and communications equipment and production equipment; approximately 60 percent relate to real property, including office space, storage facilities, and land; and approximately 30 percent relate to railcars. Rental expense, net of sublease income, was approximately $48 million, $39 million, and $33 million in 2011, 2010, and 2009, respectively.

The obligations described above are summarized in the following table:

(Dollars in millions)	Payments Due For
Period	Notes and Debentures	Credit Facility Borrowings and Other	Interest Payable	Purchase Obligations	Operating Leases	Total

2012	$147	$6	$87	$276	$27	$543
2013	--	--	81	264	20	365
2014	--	--	81	143	11	235
2015	250	--	82	137	8	477
2016	--	--	74	137	7	218
2017 and beyond	1,195	--	454	461	32	2,142
Total	$1,592	$6	$859	$1,418	$105	$3,980

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable Securitization Program

Effective January 1, 2010, the Company adopted amended accounting guidance for transfers of financial assets which impacts the financial statement presentation for activity under the Company's $200 million accounts receivable securitization program.  Beginning for periods after December 31, 2009, transfers of receivables interests that were previously treated as sold and removed from the balance sheet will be included in trade receivables, net and reflected as secured borrowings on the balance sheet.  The Company's Statement of Financial Position at December 30, 2010 reflects an increase in trade receivables, $200 million of which was transferred at December 31, 2009 under the securitization program and reduced cash flows from operating activities by that amount for 2010.  As a result of the adoption of this accounting guidance, any amounts drawn on this accounts receivable securitization program would be accounted for as secured borrowings and disclosed in Note 11, "Borrowings".

Guarantees

The Company has operating leases with terms that require the Company to guarantee a portion of the residual value of the leased assets upon termination of the lease as well as other guarantees.   Disclosures about each group of similar guarantees are provided below.

Residual Value Guarantees

If certain operating leases are terminated by the Company, it has guaranteed a portion of the residual value loss, if any, incurred by the lessors in disposing of the related assets.  Under these operating leases, the residual value guarantees at December 31, 2011 totaled $184 million and consisted primarily of leases for railcars and company aircraft.  Leases with guarantee amounts totaling $139 million and $45 million will expire in 2012 and 2016 and beyond, respectively. The Company believes, based on current facts and circumstances, that the likelihood of a material payment pursuant to such guarantees is remote.

Other Guarantees

Guarantees and claims also arise during the ordinary course of business from relationships with joint venture partners, suppliers, customers, and other parties when the Company undertakes an obligation to guarantee the performance of others, if specified triggering events occur.  Non-performance under a contract could trigger an obligation of the Company.  The Company's current other guarantees include guarantees relating primarily to intellectual property, environmental matters, and other indemnifications and have arisen through the normal course of business.  The ultimate effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to the final outcome of these claims, if they were to occur.  These other guarantees have terms of between 1 and 15 years with maximum potential future payments of approximately $80 million in the aggregate, with none of these guarantees individually significant to the Company's operating results, financial position, or liquidity.  The Company's current expectation is that future payment or performance related to non-performance under other guarantees is considered remote.

Variable Interest Entities

The accounting guidance on consolidation of Variable Interest Entities ("VIEs") is effective for all VIEs or potential VIEs the Company is involved with on or after January 1, 2010.  This guidance amends the evaluation criteria to identify which entity has a controlling financial interest of a variable interest entity and requires ongoing reassessments.  The Company has evaluated its material contractual relationships under this guidance and has concluded that the entities involved in these relationships are not VIEs or, in the case of Primester, a joint venture that manufactures cellulose acetate at the Company's Kingsport, Tennessee plant, the Company has shared control of the VIE.  As such, the Company is not required to consolidate these entities.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

16.	ENVIRONMENTAL

Certain Eastman manufacturing sites generate hazardous and nonhazardous wastes, the treatment, storage, transportation, and disposal of which are regulated by various governmental agencies.  In connection with the cleanup of various hazardous waste sites, the Company, along with many other entities, has been designated a potentially responsible party ("PRP"), by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act, which potentially subjects PRPs to joint and several liability for such cleanup costs.  In addition, the Company will be required to incur costs for environmental remediation and closure and postclosure under the federal Resource Conservation and Recovery Act.  Reserves for environmental contingencies have been established in accordance with Eastman's policies described in Note 1, "Significant Accounting Policies."  Because of expected sharing of costs, the availability of legal defenses, and the Company's preliminary assessment of actions that may be required, management does not believe that the Company's liability for these environmental matters, individually or in the aggregate, will be material to the Company's consolidated financial position, results of operations or cash flows.  The Company's total reserve for environmental contingencies was $39 million and $40 million at December 31, 2011 and 2010, respectively.  This reserve includes $6 million related to previously closed and impaired sites, as well as sites that have been divested but for which the Company retains the environmental liability related to these sites.

Estimated future environmental expenditures for remediation costs range from the minimum or best estimate of $11 million to the maximum of $29 million at December 31, 2011.  The best estimate accrued to date over the facilities' estimated useful lives for asset retirement obligation costs is $28 million at December 31, 2011.

During third quarter 2011, as described in Note 3, "Acquisitions and Investments in Joint Ventures" the Company completed the acquisitions of Sterling and Scandiflex, resulting in a $4 million increase to the reserve for environmental contingencies consisting of an additional $1 million in asset retirement obligation costs and a minimum or best estimate of $3 million to a maximum of $4 million of estimated future environmental expenditures for remediation.

The Company completed the sale of the PET business on January 31, 2011.  As a result, $3 million in asset retirement obligation costs were divested.

For additional information, see Note 25, "Reserve Rollforwards."

17.	LEGAL MATTERS

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety, and employment matters, which are being handled and defended in the ordinary course of business.  While the Company is unable to predict the outcome of these matters, it does not believe, based upon currently available facts, that the ultimate resolution of any such pending matters will have a material adverse effect on its overall financial condition, results of operations, or cash flows.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

18.	STOCKHOLDERS' EQUITY

A reconciliation of the changes in stockholders' equity for 2009, 2010, and 2011 is provided below:

(Dollars in millions)	Common Stock at Par Value (1) $	Paid-in Capital $	Retained Earnings (1)(2) $	Accumulated Other Comprehensive Income(2) $	Treasury Stock at Cost $	Total Stockholders' Equity $

Balance at December 31, 2008	2	638	1,996	231	(1,314)	1,553

Net Earnings	--	--	89	--	--	89
Cash Dividends Declared (3)	--	--	(128)	--	--	(128)
Other Comprehensive Loss	--	--	--	(3)	--	(3)
Share-based Compensation Costs (4)	--	19	--	--	--	19
Stock Option Exercises	--	7	--	--	--	7
Other (5)	--	(3)	--	--	--	(3)
Stock Repurchases	--	--	--	--	(21)	(21)
Balance at December 31, 2009	2	661	1,957	228	(1,335)	1,513

Net Earnings	--	--	425	--	--	425
Cash Dividends Declared (3)	--	--	(129)	--	--	(129)
Other Comprehensive Loss	--	--	--	(34)	--	(34)
Share-based Compensation Costs (4)	--	24	--	--	--	24
Stock Option Exercises	--	102	--	--	--	102
Other (5)	--	6	--	--	--	6
Stock Repurchases	--	--	--	--	(280)	(280)
Balance at December 31, 2010	2	793	2,253	194	(1,615)	1,627

Net Earnings	--	--	646	--	--	646
Cash Dividends Declared (3)	--	--	(139)	--	--	(139)
Other Comprehensive Loss	--	--	--	(56)	--	(56)
Share-based Compensation Costs (4)	--	39	--	--	--	39
Stock Option Exercises	--	59	--	--	--	59
Other (5)	--	9	--	--	1	10
Stock Repurchases	--	--	--	--	(316)	(316)
Balance at December 31, 2011	2	900	2,760	138	(1,930)	1,870

(1)	Common Stock at Par Value and Retained Earnings have been adjusted for the two-for-one stock split on October 3, 2011.
(2)
Retained Earnings and Accumulated Other Comprehensive Income have been adjusted for the change in accounting methodology for pension and OPEB plans.  For additional information, see Note 2, "Accounting Methodology Change for Pension and Other Postretirement Benefit Plans".

(3)	Includes cash dividends paid and dividends declared, but unpaid.
(4)	Includes the fair value of equity share-based awards recognized for share-based compensation.
(5)
Includes tax benefits/charges relating to the difference between the amounts deductible for federal income taxes over the amounts charged to income for book value purposes have been adjusted to paid-in capital and other items.

The Company is authorized to issue 400 million shares of all classes of stock, of which 50 million may be preferred stock, par value $0.01 per share, and 350 million may be common stock, par value $0.01 per share.  The Company declared dividends per share of $0.990 in 2011, $0.895 in 2010, and $0.880 in 2009.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

On August 5, 2011, the Company's Board of Directors declared a two-for-one split of the Company's common stock.  The stock split was in the form of a 100 percent stock dividend and was distributed on October 3, 2011 to stockholders of record as of September 15, 2011.  Stockholders were issued one additional share for each share owned.  Treasury shares were treated as shares outstanding in the stock split.  All shares and per share amounts in this Current Report have been adjusted for all periods presented for the stock split.

The Company established a benefit security trust in 1997 to provide a degree of financial security for unfunded obligations under certain unfunded plans and contributed to the trust a warrant to purchase up to 6 million shares of common stock of the Company for par value.  The warrant, which remains outstanding, is exercisable by the trustee if the Company does not meet certain funding obligations, which obligations would be triggered by certain occurrences, including a change in control or potential change in control, as defined, or failure by the Company to meet its payment obligations under certain covered unfunded plans.  Such warrant is excluded from the computation of diluted earnings per share because the conditions upon which the warrant becomes exercisable have not been met.

The additions to paid-in capital for 2011, 2010, and 2009 are primarily the result of employee stock option exercises and compensation expense of equity awards.

In October 2007, the Company's Board of Directors authorized $700 million for repurchase of the Company's outstanding common stock.  The Company completed all repurchases under the $700 million repurchase authorization in November 2010, acquiring a total of 22.4 million shares.  In August 2010, the Company's Board of Directors authorized $300 million for repurchase of the Company's outstanding common stock.  The Company completed all repurchases under the $300 million repurchase authorization in June 2011, acquiring a total of 7.1 million shares.  In February 2011, the Company's Board of Directors authorized an additional repurchase of up to $300 million of the Company's outstanding common stock at such times, in such amounts, and on such terms, as determined to be in the best interests of the Company.  As of December 31, 2011, a total of 4,757,639 shares have been repurchased under this authorization for a total of approximately $202 million.  During 2011, the Company repurchased 7,258,031 shares of common stock for approximately $316 million under the current and a previous stock repurchase authorization.

The Company's charitable foundation held 88,456 shares of the Company's common stock at December 31, 2011, 152,796 shares at December 31, 2010 and 165,348 shares at December 31, 2009 which are reflected in treasury stock.

For 2011, 2010, and 2009, the weighted average number of common shares outstanding used to compute basic earnings per share was 139.7 million, 144.2 million, and 145.0 million, respectively, and for diluted earnings per share was 143.1 million, 147.8 million, and 146.8 million, respectively, reflecting the effect of dilutive share-based equity awards outstanding.  Stock options excluded from the 2011, 2010, and 2009 calculation of diluted earnings per share were 408,850; 486,300; and 6,996,978, respectively, because the total market value of option exercises for these awards was less than the total cash proceeds that would be received from these exercises.

	For years ended December 31,
Shares of common stock issued (1)	2011	2010	2009

Balance at beginning of year	193,688,890	189,550,128	188,991,720
Issued for employee compensation and benefit plans	2,766,241	4,138,762	558,408
Balance at end of year	196,455,131	193,688,890	189,550,128

(1) Includes shares held in treasury.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX

(Dollars in millions)	Cumulative Translation Adjustment $	Benefit Plans Unrecognized Prior Service Credits $	Unrealized Gains (Losses) on Cash Flow Hedges $	Unrealized Losses on Investments $	Accumulated Other Comprehensive Income (Loss) $
Balance at December 31, 2009	77	125	27	(1)	228
Period change	2	(26)	(10)	--	(34)
Balance at December 31, 2010	79	99	17	(1)	194
Period change	(15)	(21)	(20)	--	(56)
Balance at December 31, 2011	64	78	(3)	(1)	138

Amounts of other comprehensive income (loss) are presented net of applicable taxes.  The Company records deferred income taxes on the cumulative translation adjustment related to branch operations and other entities included in the Company's consolidated U.S. tax return.  No deferred income taxes are provided on the cumulative translation adjustment of subsidiaries outside the United States, as such cumulative translation adjustment is considered to be a component of permanently invested, unremitted earnings of these foreign subsidiaries.

19.	ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES (GAINS), NET

Asset impairments and restructuring charges (gains), net, totaled $8 million gain, $29 million charge, and $196 million charge in 2011, 2010, and 2009, respectively.  Asset impairments and restructuring charges (gains), net, in 2011 consisted primarily of a $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project and $7 million for severance associated with the acquisition and integration of Sterling.  Asset impairments and restructuring charges (gains), net, totaled $29 million during 2010 primarily related to severance and pension curtailment resulting from a voluntary separation program.  Asset impairments and restructuring charges (gains), net, totaled $196 million during 2009, consisting primarily of $179 million in asset impairments related to the discontinuance of the Beaumont, Texas industrial gasification project and $19 million, net, in charges for severance resulting from a reduction in force.

	For years ended December 31,
(Dollars in millions)	2011	2010	2009
Fixed asset impairments	$--	$--	$133
Gain on sale	(15)	--	--
Intangible asset and goodwill impairments	--	8	46
Severance charges	7	18	19
Site closure and restructuring charges (gains)	--	3	(2)
Total	$(8)	$29	$196

2011

During 2011, the Company recorded $8 million net gain in asset impairments and restructuring charges (gains), net.  A gain of $15 million was recognized from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project and restructuring charges of $7 million primarily for severance associated with the acquisition and integration of Sterling.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

2010

During 2010, the Company recorded $29 million in asset impairments and restructuring charges (gains), net, consisting primarily of severance, pension curtailment, and an intangible asset impairment.  Severance charges of $18 million included $15 million for the previously announced voluntary separation program in fourth quarter 2010 of approximately 175 employees and $3 million primarily for severance associated with the acquisition and integration of Genovique in second quarter 2010.  Restructuring charges of $2 million for pension curtailment also related to the previously announced voluntary separation program in fourth quarter 2010.  Due to an environmental regulatory change during fourth quarter 2010 impacting air emission credits remaining from the previously discontinued Beaumont, Texas industrial gasification project, the Company recorded an intangible asset impairment of $8 million.

2009

During fourth quarter 2009, the Company discontinued the Beaumont, Texas industrial gasification project, resulting in asset impairments of $179 million, reducing the project's book value to $56 million for assets the Company expected to recover.  For the purpose of calculating an impairment, the fair value of these assets was determined using Level 2 and Level 3 inputs as defined in the fair value hierarchy.  Of the $56 million, $8 million related to certain environmental credits classified in Level 2, using observable prices for similar assets, and $48 million related to land and tangible assets is classified in Level 3, based on various inputs, including real estate appraisals and unobservable market information for similar assets based on management's experience, including the evaluation of assumptions that market participants would use in pricing similar assets. For additional information on fair value measurement, see Note 1, "Significant Accounting Policies".

In first quarter 2009, the Company announced a reduction in force of approximately 250 employees, resulting in restructuring charges of $19 million, net for related severance.

The following table summarizes the changes in estimates described above, other asset impairments and restructuring charges and gains, the non-cash reductions attributable to asset impairments, and the cash reductions in shutdown reserves for severance costs and site closure costs paid:

(Dollars in millions)	Balance at January 1, 2009	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at December 31, 2009

Noncash charges	$--	$179	$(179)	$--	$--
Severance costs	4	19	--	(20)	3
Total	$4	$198	$(179)	$(20)	$3

	Balance at January 1, 2010	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at December 31, 2010

Noncash charges	$--	$8	$(8)	$--	$--
Severance costs	3	18	--	(6)	15
Total	$3	$26	$(8)	$(6)	$15

	Balance at January 1, 2011	Provision/ Adjustments	Non-cash Reductions	Cash Reductions	Balance at December 31, 2011

Noncash charges	$--	$(15)	$15	$--	$--
Severance costs	15	7	--	(20)	2
Total	$15	$(8)	$15	$(20)	$2

The costs remaining for severance are expected to be applied to the reserves within one year.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During 2011, the Company accrued for employee separations associated with the acquisition and integration of Sterling.  Substantially all separation payments for the 2011 and 2010 accruals were completed by January 2012, and all 2009 separation payments were completed as of December 31, 2011.  During 2010 and 2009, the Company accrued for approximately 225 and 250 employee separations, respectively.

20.	OTHER CHARGES (INCOME), NET

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Foreign exchange transactions (gains) losses, net	$(2)	$8	$5
Investments (gains) losses, net	(16)	(1)	5
Other, net	(1)	5	3
Other charges (income), net	$(19)	$12	$13

Included in other charges (income), net are gains or losses on foreign exchange transactions, results from equity investments, gains or losses on business venture investments, gains from the sale of non-operating assets, certain litigation costs, fees on securitized receivables, other non-operating income, and other miscellaneous items.  Investment gains in 2011 included increased earnings from the Nanjing, China joint venture and sales of business venture investments.

21.	SHARE-BASED COMPENSATION PLANS AND AWARDS

2007 Omnibus Long-Term Compensation Plan

Eastman's 2007 Omnibus Long-Term Compensation Plan ("2007 Omnibus Plan") was approved by stockholders at the May 3, 2007 Annual Meeting of Stockholders and shall remain in effect until its fifth anniversary.  The 2007 Omnibus Plan authorizes the Compensation and Management Development Committee of the Board of Directors to:  grant awards, designate participants, determine the types and numbers of awards, determine the terms and conditions of awards and determine the form of award settlement.  Under the 2007 Omnibus Plan, the aggregate number of shares reserved and available for issuance is 8.2 million.  Any stock distributed pursuant to an award may consist of, in whole or in part, authorized and unissued stock, treasury stock, or stock purchased on the open market.  Under the 2007 Omnibus Plan and previous plans, the forms of awards have included:  restricted stock and restricted stock units, stock options, stock appreciation rights ("SARs"), and performance shares.  The 2007 Omnibus Plan is flexible as to the number of specific forms of awards, but provides that stock options and SARs are to be granted at an exercise price not less than 100 percent of the per share fair market value on the date of the grant.

2008 Director Long-Term Compensation Subplan

Eastman's 2008 Director Long-Term Compensation Subplan ("2008 Directors' Subplan"), a component of the 2007 Omnibus Plan, remains in effect until terminated by the Board of Directors or the earlier termination of the 2007 Omnibus Plan.  The 2008 Directors' Subplan provides for structured awards of restricted shares to non-employee members of the Board of Directors.  Restricted shares awarded under the 2008 Directors' Subplan are subject to the same terms and conditions of the 2007 Omnibus Plan.  The 2008 Directors' Subplan does not constitute a separate source of shares for grant of equity awards and all shares awarded are part of the 8.2 million shares authorized under the 2007 Omnibus Plan.  Shares of restricted stock are granted on the first day of a non-employee director's initial term of service and shares of restricted stock are granted each year to each non-employee director on the date of the annual meeting of stockholders.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company is authorized by the Board of Directors under the 2007 Omnibus Plan and 2008 Directors' Subplan to provide grants to employees and non-employee members of the Board of Directors.  It has been the Company's practice to issue new shares rather than treasury shares for equity awards that require settlement by the issuance of common stock and to withhold or accept back shares awarded to cover the related income tax obligations of employee participants.  Shares of non-employee directors are not withheld or acquired to satisfy the withholding obligation related to their income taxes.  Shares of unrestricted common stock owned by specified senior management level employees are accepted by the Company to pay the exercise price of stock options in accordance with the terms and conditions of their awards.

For 2011, 2010, and 2009, total share-based compensation expense (before tax) of approximately $39 million, $25 million, and $20 million, respectively, was recognized in selling, general and administrative expense in the Consolidated Statements of Earnings for all share-based awards of which approximately $4 million, $5 million, and $5 million, respectively, related to stock options.  The compensation expense is recognized over the substantive vesting period, which may be a shorter time period than the stated vesting period for retirement-eligible employees.  For 2011, 2010, and 2009, approximately $3 million, $3 million and $2 million, respectively, of stock option compensation expense was recognized due to retirement eligibility preceding the requisite vesting period.

Stock Option Awards

Options have been granted on an annual basis to non-employee directors under predecessor plans to the 2008 Directors' Subplan and by the Compensation and Management Development Committee of the Board of Directors under the 2007 Omnibus Plan and predecessor plans to employees.  Option awards have an exercise price equal to the closing price of the Company's stock on the date of grant.  The term of options is ten years with vesting periods that vary up to three years.  Vesting usually occurs ratably over the vesting period or at the end of the vesting period.  The Company utilizes the Black Scholes Merton option valuation model which relies on certain assumptions to estimate an option's fair value.

The weighted average assumptions used in the determination of fair value for stock options awarded in 2011, 2010, and 2009 are provided in the table below:

Assumptions	2011	2010	2009

Expected volatility rate	33.00%	31.81%	31.69%
Expected dividend yield	2.23%	2.86%	4.84%
Average risk-free interest rate	0.95%	1.23%	2.47%
Expected forfeiture rate	0.75%	0.75%	0.75%
Expected term years	5.20	5.20	5.20

The volatility rate of grants is derived from historical Company common stock price volatility over the same time period as the expected term of each stock option award.  The volatility rate is derived by mathematical formula utilizing the weekly high closing stock price data over the expected term.

The expected dividend yield is calculated using the Company's average of the last four quarterly dividend yields.

The average risk-free interest rate is derived from United States Department of Treasury published interest rates of daily yield curves for the same time period as the expected term.

GAAP specifies only share-based awards expected to vest be included in share-based compensation expense.  Estimated forfeiture rates are determined using historical forfeiture experience for each type of award and are excluded from the quantity of awards included in share-based compensation expense.

The weighted average expected term reflects the analysis of historical share-based award transactions and includes option swap and reload grants which may have much shorter remaining expected terms than new option grants.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity of the Company's stock option awards for 2011, 2010, and 2009 is presented below:

	2011		2010		2009
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price

Outstanding at beginning of year	5,505,800	$29	8,682,900	$27	8,435,300	$27
Granted	537,500	38	597,900	40	710,600	28
Exercised	(2,059,900)	29	(3,758,200)	27	(335,100)	21
Cancelled, forfeited, or expired	(9,000)	25	(16,800)	22	(127,900)	23
Outstanding at end of year	3,974,400	$30	5,505,800	$29	8,682,900	$27

Options exercisable at year-end	2,796,400		4,150,300		6,987,500

Available for grant at end of year	1,475,922		2,601,160		3,798,646

The following table provides the remaining contractual term and weighted average exercise prices of stock options outstanding and exercisable at December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2011	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable at December 31, 2011	Weighted-Average Exercise Price

$15-$24	688,700	4.6	$19	688,700	$19
$25-$29	1,177,900	6.1	28	941,000	28
$30-$32	645,700	4.3	30	630,700	30
$33-$34	305,700	5.8	33	305,700	33
$35-$40	1,156,400	9.2	39	230,300	39
	3,974,400	6.4	$30	2,796,400	$28

The range of exercise prices of options outstanding at December 31, 2011 is approximately $15 to $40 per share.  The aggregate intrinsic value of total options outstanding and total options exercisable at December 31, 2011 is $35 million and $32 million, respectively.  Intrinsic value is the amount by which the closing market price of the stock at December 31, 2011 exceeds the exercise price of the option grants.

The weighted average remaining contractual life of all exercisable options at December 31, 2011 is 4.8 years.

The weighted average fair value of options granted during 2011, 2010, and 2009 was $9.27, $8.69, and $5.24, respectively.  The total intrinsic value of options exercised during the years ended December 31, 2011, 2010, and 2009, was $37 million, $41 million, and $2 million, respectively.  Cash proceeds received by the Company from option exercises and the related tax benefit totals $59 million and $10 million, respectively, for 2011, $102 million and $10 million, respectively, for 2010, and $7 million and $0.5 million, respectively, for 2009.  The total fair value of shares vested during the years ended December 31, 2011, 2010, and 2009 was $4 million, $5 million, and $8 million, respectively.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of the Company's nonvested options as of December 31, 2011 and changes during the year then ended is presented below:

Nonvested Options	Number of Options	Weighted-Average Grant Date Fair Value
Nonvested at January 1, 2011	1,355,500	$6.32
Granted	537,500	9.27
Vested	(715,000)	5.36
Forfeited	--	--
Nonvested Options at December 31, 2011	1,178,000	$8.25

For options unvested at December 31, 2011, approximately $4 million in compensation expense will be recognized over the next three years.

Other Share-Based Compensation Awards

In addition to stock option awards, the Company has awarded long-term performance stock awards, restricted stock awards, and stock appreciation rights.  The long-term performance awards are based upon actual return on capital compared to a target return on capital and total stockholder return compared to a peer group ranking by total stockholder return.  The recognized compensation cost before tax for these other share-based awards in the years ended December 31, 2011, 2010, and 2009 was approximately $35 million, $20 million, and $15 million, respectively.  The unrecognized compensation expense before tax for these same type awards at December 31, 2011 was approximately $40 million and will be recognized primarily over a period of three years.

22.	SUPPLEMENTAL CASH FLOW INFORMATION

Included in the line item "Other items, net" of the "Cash flows from operating activities" section of the Consolidated Statements of Cash Flows are specific changes to certain balance sheet accounts as follows:

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Current assets	$15	$(38)	$(2)
Other assets	16	7	27
Current liabilities	38	44	(37)
Long-term liabilities and equity	9	4	24
Total	$78	$17	$12

The above changes included transactions such as monetized positions from raw material and energy, currency, and certain interest rate hedges, prepaid insurance, miscellaneous deferrals, accrued taxes, value-added taxes, and other miscellaneous accruals.

Cash flows from derivative financial instruments accounted for as hedges are classified in the same category as the item being hedged.

Non-cash portion of (gains) losses from the Company's equity investments was a $9 million gain for 2011, and losses of $3 million and $5 million for 2010 and 2009, respectively.

	For years ended December 31,
(Dollars in millions)	2011	2010	2009

Cash paid for interest and income taxes is as follows:
Interest, net of amounts capitalized	$78	$116	$82
Income taxes paid (refunded)	261	165	(71)

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

23.	SEGMENT INFORMATION

The Company's products and operations are managed and reported in four reportable operating segments, consisting of the CASPI segment, the Fibers segment, the PCI segment, and the Specialty Plastics segment.

The CASPI segment manufactures resins, specialty polymers, and solvents which are integral to the production of paints and coatings, inks, adhesives, and other formulated products.  The specialty polymers product line consists of cellulose-based specialty polymers and olefin-based performance products and accounted for 20 percent, 20 percent, and 15 percent of the segment's total sales for 2011, 2010, and 2009, respectively.  The resins product line consists of hydrocarbon resins, rosin resins, and resin dispersions and accounted for approximately 35 percent of the CASPI segment's total sales for 2011, 2010, and 2009.  The solvents product line includes both specialty coalescents and ketones and commodity esters, glycol ethers, and alcohol solvents and accounted for approximately 45 percent of the CASPI segment's total sales for 2011 and 2010 and 50 percent in 2009.

The Fibers segment manufactures EstronTM acetate tow and EstrobondTM triacetin plasticizers which are used primarily in cigarette filters; EstronTM and ChromspunTM acetate yarns for use in apparel, home furnishings and industrial fabrics; acetate flake for use by other acetate tow producers; and acetyl chemicals.  Acetate tow accounted for approximately 80 percent of the Fibers segment total sales revenue in 2011, 2010, and 2009, with the remainder of sales from other product lines, including acetate yarn and acetyl chemicals products.

The PCI segment offers approximately 200 products that include intermediates based on oxo and acetyl chemistries and performance chemicals.  The PCI segment manufactures diversified products that are used in a variety of markets and industrial and consumer applications, including chemicals for agricultural intermediates, fibers, food and beverage ingredients, photographic chemicals, pharmaceutical intermediates, polymer compounding, and chemical manufacturing intermediates.  In 2011, 2010, and 2009, the PCI segment's sales revenue was approximately 70 percent, 65 percent, and 50 percent, respectively, from olefin-based and 20 percent, 20 percent, and 35 percent, respectively, from acetyl-based chemistries, and 10 percent, 15 percent, and 15 percent, respectively, from other chemicals.  Olefin-based increased as a result of recent acquisitions and growth in plasticizers product lines.

The Specialty Plastics segment's key products include engineering and specialty polymers, specialty film and sheet products, and packaging film and fiber products.  Included in these are highly specialized copolyesters, including Eastman TritanTM copolyester, and cellulosic plastics that possess unique performance properties for value-added end uses such as appliances, store fixtures and displays, building and construction, electronic packaging, medical packaging, personal care and cosmetics, performance films, tape and labels, fiber, photographic and optical film, graphic arts, and general packaging.  Eastman's specialty copolyesters product lines accounted for approximately 80 percent of the Specialty Plastics segment's 2011, 2010, and 2009 sales revenue.  Cellulosics and cellulosic plastics accounted for approximately 20 percent of the Specialty Plastics segment's 2011, 2010, and 2009 sales revenue.

Research and development and other expenses not identifiable to an operating segment are not included in segment operating results for any of the periods presented and are shown in the tables below as "other" operating losses.  The Company continues to explore and invest in R&D initiatives at a corporate level that are aligned with macro trends in sustainability, consumerism, and energy efficiency through high performance materials, advanced cellulosics, and environmentally-friendly chemistry.  These initiatives include the completion of a demonstration facility for market testing of acetylated wood, branded as Perennial WoodTM, in second half 2011 and commercial introduction in first quarter 2012 to select markets; the initial commercial introduction of the new Eastman CerfisTM technology, with anticipation that the application will be expanded nationwide by the end of 2012; and the announcement of the new EastmanTM microfiber technology.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

In first quarter 2010, the Company transferred certain intermediates product lines from the discontinued Performance Polymers segment to the PCI segment to improve optimization of manufacturing assets supporting the three raw material streams that supply the Company's downstream businesses.  The revised segment composition reflects how management views and evaluates operations.  Accordingly, the amounts for sales, operating earnings, and assets have been adjusted to retrospectively apply these changes to all periods presented.

As discussed in Note 2, "Accounting Methodology Change for Pension and Other Postretirement Benefit Plans", Eastman has elected to change its method of accounting for actuarial gains and losses for its pension and OPEB plans.  The new method recognizes actuarial gains and losses in the Company's operating results in the year in which the gains and losses occur rather than amortizing them over future periods.  Historically, total pension and OPEB costs have been allocated to each segment.  In conjunction with the change in accounting principle, the service cost, which represents the benefits earned by active employees during the period, and amortization of prior service credits continue to be allocated to each segment.  Interest costs, expected return on assets, and the MTM adjustment for pension and OPEB plans actuarial gains and losses are now included in corporate expense and not allocated to segments.  Management believes this change in expense allocation will better reflect the operating results of each business.  The following tables show for each business segment the retrospective application of this expense allocation change for each period presented.

	For years ended December 31,
(Dollars in millions)	2011	2010	2009
Sales by Segment
CASPI	$1,844	$1,574	$1,217
Fibers	1,279	1,142	1,032
PCI	2,860	2,083	1,398
Specialty Plastics	1,195	1,043	749

Total Sales	$7,178	$5,842	$4,396

	For years ended December 31,
(Dollars in millions)	2011	2010	2009
Operating Earnings (Loss)
CASPI (1)	$354	$312	$239
Fibers (2)	365	339	308
PCI (3)	315	244	59
Specialty Plastics (4)	125	103	24
Total Operating Earnings by Segment	1,159	998	630
Other (5)(6)	(222)	(154)	(354)

Total Operating Earnings	$937	$844	$276

(1)	CASPI includes $6 million and $3 million in 2010 and 2009, respectively, in restructuring charges related to severance.
(2)	Fibers includes $3 million and $4 million in 2010 and 2009, respectively, in restructuring charges related to severance.
(3)	PCI includes $7 million, $7 million, and $6 million in 2011, 2010, and 2009, respectively, in restructuring charges related to severance.
(4)	Specialty Plastics includes $5 million and $4 million in 2010 and 2009, respectively, in restructuring charges related to severance.
(5)
Other includes a $15 million gain in 2011 from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project as well as $8 million and $179 million in 2010 and 2009, respectively, in asset impairments and restructuring charges, net, related to the discontinued industrial gasification project in Beaumont, Texas.

(6)	Other includes MTM pension and OPEB adjustments for actuarial net losses of $144 million, $53 million, and $91 million in 2011, 2010, and 2009, respectively.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
(Dollars in millions)	2011	2010	2009
Assets by Segment (1)
CASPI	$1,373	$1,280	$1,113
Fibers	921	874	726
Performance Polymers (2)	--	--	575
PCI	1,471	1,235	844
Specialty Plastics	1,194	1,017	910
Total Assets by Segment	4,959	4,406	4,168
Corporate Assets (3)	1,225	966	1,347
Assets Held for Sale (2)	--	614	--
Total Assets	$6,184	$5,986	$5,515

(1)	The chief operating decision maker holds segment management accountable for accounts receivable, inventory, fixed assets, goodwill, and intangible assets.
(2)
The Performance Polymers assets were classified as assets held for sale as of December 31, 2010, as a result of the definitive agreement with DAK Americas, LLC, to sell and subsequent sale in first quarter 2011 of the PET business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment.  For more information regarding assets held for sale, see Note 4, "Discontinued Operations and Assets Held for Sale".

(3)	For more information regarding the impairment of Beaumont, Texas industrial gasification project, see Note 19 "Asset Impairments and Restructuring Charges (Gains), Net".

	For years ended December 31,
(Dollars in millions)	2011	2010	2009
Depreciation Expense by Segment
CASPI	$60	$56	$56
Fibers	65	59	59
PCI	72	60	57
Specialty Plastics	62	61	53
Total Depreciation Expense by Segment	259	236	225
Other	2	2	2

Total Depreciation Expense	$261	$238	$227

	For years ended December 31,
(Dollars in millions)	2011	2010	2009
Capital Expenditures by Segment
CASPI	$74	$39	$42
Fibers	51	39	29
PCI	107	61	49
Specialty Plastics	193	73	125
Total Capital Expenditures by Segment	425	212	245
Other (1)	32	31	65

Total Capital Expenditures	$457	$243	$310

(1)
Other includes $24 million and $27 million, for 2010 and 2009, respectively, of capital expenditures in the discontinued Performance Polymers segment.  For more information regarding assets held for sale, see Note 4, "Discontinued Operations and Assets Held for Sale."

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Sales are attributed to geographic areas based on customer location; long-lived assets are attributed to geographic areas based on asset location.

	For years ended December 31,
(Dollars in millions)	2011	2010	2009
Geographic Information
Sales
United States	$3,662	$2,826	$2,189
All foreign countries	3,516	3,016	2,207
Total	$7,178	$5,842	$4,396

	December 31,
	2011	2010	2009
Long-Lived Assets, Net
United States (1)	$2,687	$2,790	$2,789
All foreign countries	420	429	321
Total	$3,107	$3,219	$3,110

(1)
The Performance Polymers assets were classified as assets held for sale as of December 31, 2010, as a result of the definitive agreement with DAK Americas, LLC, to sell and subsequent sale in first quarter 2011 of the PET business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment.  For more information regarding assets held for sale, see Note 4, "Discontinued Operations and Assets Held for Sale".

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

24.	QUARTERLY SALES AND EARNINGS DATA - UNAUDITED

(Dollars in millions, except per share amounts)	First Quarter (1)	Second Quarter (2)	Third Quarter (3)	Fourth Quarter (4)

2011

Sales	$1,758	$1,885	$1,812	$1,723
Gross profit	458	474	433	204
Asset impairments and restructuring charges (gains), net	--	(15)	7	--
Earnings from continuing operations	201	219	174	12
Earnings from discontinued operations, net of tax (5)	9	--	--	--
Gain from disposal of discontinued operations, net of tax(5)	30	1	--	--
Net earnings	240	220	174	12

Earnings from continuing operations per share (6)(7)
Basic	$1.42	$1.55	$1.25	$0.09
Diluted	$1.39	$1.51	$1.22	$0.09

Earnings from discontinued operations per share (5)(6)(7)
Basic	$0.28	$--	$--	$--
Diluted	$0.27	$--	$--	$--

Net earnings per share (6)(7)
Basic	$1.70	$1.55	$1.25	$0.09
Diluted	$1.66	$1.51	$1.22	$0.09

(1)
For quarter ended March 31, 2011, the retrospective change in accounting for pension and OPEB plans, which included $15 million gain for MTM adjustments, increased gross profit $25 million, earnings from continuing operations $19 million, earnings from discontinued operations, net of tax $1 million, net earnings $20 million, basic and diluted earnings per share from continuing operations $0.13, basic and diluted earnings per share from discontinued operations $0.02 and $0.01, respectively, and basic and diluted net earnings per share $0.15 and $0.14, respectively.

(2)
For quarter ended June 30, 2011, the retrospective change in accounting for pension and OPEB plans increased gross profit $11 million, earnings from continuing operations and net earnings $9 million, and basic and diluted earnings per share for earnings from continuing operations and net earnings $0.06.

(3)
For quarter ended September 30, 2011, the retrospective change accounting for pension and OPEB plans increased gross profit $13 million, earnings from continuing operations and net earnings $9 million, and basic and diluted earnings per share for earnings from continuing operations and net earnings $0.06.

(4)
For quarter ended December 31, 2011, the retrospective change in accounting for pension and OPEB plans, which included $159 million loss for MTM adjustments, decreased gross profit $120 million, earnings from continuing operations and net earnings $88 million, and basic and diluted earnings per share for both earnings from continuing operations and net earnings $0.64 and $0.62, respectively.

(5)
In first quarter 2011, the Company completed the sale of the PET business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations in accordance with GAAP.

(6)	Each quarter is calculated as a discrete period; the sum of the four quarters may not equal the calculated full year amount.
(7)	All per share amounts have been retrospectively adjusted for all periods presented for the two-for-one stock split on October 3, 2011. For additional information, see Note 18, "Stockholders' Equity".

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share amounts)	First Quarter (1)	Second Quarter (2)	Third Quarter (3)	Fourth Quarter (4)

2010

Sales	$1,370	$1,502	$1,507	$1,463
Gross profit	324	390	430	315
Asset impairments and restructuring charges (gains), net	--	3	--	26
Earnings (loss) from continuing operations	110	147	167	(8)
Earnings (loss) from discontinued operations, net of tax (5)	(3)	7	9	(4)
Net earnings (loss)	107	154	176	(12)

Earnings (loss) from continuing operations per share (6)(7)
Basic	$0.76	$1.01	$1.17	$(0.06)
Diluted	$0.75	$1.00	$1.14	$(0.06)

Earnings (loss) from discontinued operations per share (5)(6)(7)
Basic	$(0.02)	$0.06	$0.06	$(0.03)
Diluted	$(0.02)	$0.05	$0.06	$(0.03)

Net earnings (loss) per share (6)(7)
Basic	$0.74	$1.07	$1.23	$(0.09)
Diluted	$0.73	$1.05	$1.20	$(0.09)

(1)
For quarter ended March 31, 2010, the retrospective change in accounting for pension and OPEB plans increased gross profit $7 million, earnings from continuing operations $5 million, earnings from discontinued operations, net of tax $1 million, net earnings $6 million, basic and diluted earnings per share for earnings from continuing operations and net earnings $0.04.

(2)
For quarter ended June 30, 2010, the retrospective change in accounting for pension and OPEB plans increased gross profit $6 million, earnings from continuing operations and net earnings $6 million, basic and diluted earnings per share for earnings from continuing operations $0.03 and $0.04, respectively, basic earnings per share for earnings from discontinued operations $0.01, and basic and diluted earnings per share for net earnings $0.04.

(3)
For quarter ended September 30, 2010, the retrospective change in accounting for pension and OPEB plans increased gross profit $8 million, earnings from continuing operations $5 million, earnings from discontinued operations, net of tax $1 million, net earnings $6 million, basic and diluted earnings per share from continuing operations $0.04 and $0.03, respectively, diluted earnings per share from discontinued operations $0.01, and basic and diluted earnings per share for net earnings $0.04.

(4)
For quarter ended December 31, 2010, the retrospective change in accounting for pension and OPEB plans, which included losses of $53 million and $10 million for MTM adjustments for continuing operations and discontinued operations, respectively, decreased gross profit $36 million, earnings (loss) from continuing operations $25 million, earnings (loss) from discontinued operations, net of tax $6 million, net earnings (loss) $31 million, basic and diluted earnings (loss) per share from continuing operations $0.18 and $0.17, respectively, basic and diluted earnings (loss) per share from discontinued operations $0.04, and basic and diluted earnings (loss) per share for net earnings (loss) $0.22 and $0.21, respectively.

(5)
In first quarter 2011, the Company completed the sale of the PET business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations in accordance with GAAP.

(6)	Each quarter is calculated as a discrete period; the sum of the four quarters may not equal the calculated full year amount.
(7)	All per share amounts have been retrospectively adjusted for all periods presented for the two-for-one stock split on October 3, 2011. For additional information, see Note 18, "Stockholders' Equity".

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

25.	RESERVE ROLLFORWARDS

Valuation and Qualifying Accounts

(Dollars in millions)		Additions
	Balance at January 1, 2009	Charged to Cost and Expense	Charged to Other Accounts	Deductions	Balance at December 31, 2009

Reserve for:
Doubtful accounts and returns	$3	$3	$--	$1	$5
LIFO Inventory	525	(79)	--	--	446
Environmental contingencies	41	3	--	2	42
Deferred tax valuation allowance	131	--	--	43	88
	$700	$(73)	$--	$46	$581

	Balance at January 1, 2010	Charged to Cost and Expense	Charged to Other Accounts	Deductions	Balance at December 31, 2010

Reserve for:
Doubtful accounts and returns	$5	$--	$--	$--	$5
LIFO Inventory	446	44	--	--	490
Environmental contingencies	42	4	(4)	2	40
Deferred tax valuation allowance	88	--	--	40	48
	$581	$48	$(4)	$42	$583

	Balance at January 1, 2011	Charged to Cost and Expense	Charged to Other Accounts	Deductions	Balance at December 31, 2011

Reserve for:
Doubtful accounts and returns	$5	$4	$--	$1	$8
LIFO Inventory	490	100	--	--	590
Environmental contingencies	40	2	3	6	39
Deferred tax valuation allowance	48	--	--	6	42
	$583	$106	$3	$13	$679

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

26.	RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2011, the Financial Accounting Standards Board ("FASB") issued amended accounting guidance related to fair value measurements and disclosures with the purpose of converging the fair value measurement and disclosure guidance issued by the FASB and the International Accounting Standards Board.  The guidance is effective for reporting periods beginning after December 15, 2011.  The guidance includes amendments that clarify the intent of the application of existing fair value measurement requirements along with amendments that change a particular principle or requirement for fair value measurements and disclosures.  The Company has concluded that the new guidance will not have a material impact on its Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings, Consolidated Statements of Financial Position, or related disclosures.

In June 2011, the FASB issued amended accounting guidance related to presentation of comprehensive income.  The standards update is intended to help financial statement users better understand the causes of an entity's change in financial position and results of operation.  It is effective for reporting periods beginning after December 15, 2011.  The amendments eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity.  The amendments require that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  The FASB amended this guidance in December 2011 to postpone a requirement to present items that are reclassified from other comprehensive income to net income on the face of the financial statement where the components of net income and other comprehensive income are presented and reinstate previous guidance related to such reclassifications.  Upon adoption, the Company will continue to present components of comprehensive income in its Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings.  Since this new guidance will affect disclosure requirements only, the Company has concluded that it will not have a material impact on the Company's financial position or results of operations.

In December 2011, the FASB and International Accounting Standards Board jointly issued amended accounting guidance to enhance disclosure requirements for instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement.  It is effective for reporting periods beginning on or after January 1, 2013.  The Company is currently assessing the expected impact of this guidance on its disclosures.  Since this new guidance will affect disclosure requirements only, the Company has concluded that it will not have a material impact on the Company's financial position or results of operations.

27.	SUBSEQUENT EVENT

On January 26, 2012, the Company entered into a definitive agreement to acquire Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  Under the terms of the agreement, Solutia stockholders will receive $22.00 in cash and 0.12 shares of Eastman common stock for each share of Solutia common stock, a total transaction value of approximately $4.7 billion, as of January 26, 2012, including the assumption of Solutia's debt.  The transaction is subject to approval by Solutia's shareholders and receipt of required regulatory approvals as well as other customary closing conditions.  The transaction is expected to close in mid-2012.